UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.       )

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ERA GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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818 Town & Country Blvd.
Suite 200
Houston, Texas 77024

Notice of 2013
Annual Meeting
And
Proxy Statement

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818 Town & Country Blvd.
Suite 200
Houston, Texas 77024
August 8, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Meeting”) of Era Group Inc. (the “Company”), which will be held at the offices of Milbank, Tweed, Hadley & McCloy LLP located at 450 Park Avenue, New York, New York, on Thursday, September 12, 2013, at 10:00 a.m. All holders of record of the Company’s outstanding common stock at the close of business on August 5, 2013, will be entitled to vote at the Meeting.
Directors, officers and other representatives of the Company will be present at the Meeting and they will be pleased to answer any questions you may have.
Whether or not you expect to attend the Meeting and regardless of the number of shares of the Company’s common stock you own, you are encouraged to read the enclosed Proxy Statement and Annual Report carefully, and to complete, sign, date and return the enclosed proxy card in the postage-paid, pre-addressed envelope provided for such purpose so that your shares will be represented at the Meeting. The prompt return of proxy cards will ensure the presence of a quorum.
We hope that you will be able to attend the Meeting and look forward to seeing you there.

Sincerely,

Sten L. Gustafson Chief Executive Officer

818 Town & Country Blvd.
Suite 200
Houston, Texas 77024

Era Group Inc.
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on September 12, 2013
________________________

August 8, 2013

To Our Stockholders:

The 2013 Annual Meeting of Stockholders (the “Meeting”) of Era Group Inc. (the “Company”) will be held on Thursday, September 12, 2013, at 10:00 a.m., at the offices of Milbank, Tweed, Hadley & McCloy LLP located at 450 Park Avenue, New York, New York, for the following purposes:

1.	To elect eight directors to serve until the 2014 Annual Meeting of Stockholders;

2.	To approve the Era Group Inc. Management Incentive Plan;

3.	To approve the Era Group Inc. 2012 Share Incentive Plan;

4.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	To transact such other business as may properly come before the Meeting and any adjournments thereof.
Only holders of record of the Company’s common stock at the close of business on August 5, 2013, will be entitled to notice of and to vote at the Meeting. See the “Solicitation of Proxies, Voting and Revocation” section of the accompanying Proxy Statement for the place where the list of stockholders may be examined.
Your vote is very important! Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the Meeting, so that your shares of the Company’s common stock may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person.

For the Board of Directors,

Shefali Shah Corporate Secretary

This notice and the related Proxy Statement are first being mailed to stockholders on or about August 8, 2013.

Era Group Inc.
818 Town & Country Blvd.
Suite 200
Houston, Texas 77024
_________________________

PROXY STATEMENT
_________________________

Annual Meeting of Stockholders
To be Held on September 12, 2013

SOLICITATION OF PROXIES, VOTING AND REVOCATION
General
This Proxy Statement and the enclosed proxy card are being furnished to holders of record of common stock, $.01 par value per share (“Common Stock”), of Era Group Inc., a Delaware corporation (the “Company” or “Era”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2013 Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, September 12, 2013, and at any adjournments thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about August 8, 2013.
Voting
The Board has fixed the close of business on August 5, 2013, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting. Each stockholder of record will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Meeting, and may vote in person or by proxy. Attendance at the Meeting, in person or represented by proxy, by the holders of record of a majority of all shares of Common Stock issued, outstanding, and entitled to vote constitutes a quorum for the Meeting. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum for the Meeting. A “broker non-vote” occurs when a bank, broker or other holder of record (“broker”) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
As of the Record Date, there were 60,000,000 shares of Common Stock authorized, of which 20,184,059 were issued and 20,181,286 were outstanding, and 10,000,000 shares of Preferred Stock authorized, none of which were issued and outstanding. The Company has no other voting securities issued or outstanding.
A list of the Company’s stockholders as of the Record Date will be available for examination by any stockholder, for purposes germane to the Meeting, during ordinary business hours for the ten-day period prior to the date of the Meeting, at the offices of the Company, 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.
Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. Shares of Common Stock represented by properly executed proxy cards that are received by the Company and not subsequently revoked will be voted at the Meeting in accordance with the instructions contained therein.
Election to the Board requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote. Only votes for a director or votes withheld are counted in determining whether a plurality has been cast for each director in the election of directors. Abstentions and “broker non-votes,” described below, are not counted for purposes of the election of directors and will not affect the outcome of such election.
For matters other than the election of directors, stockholders may vote in favor of the proposal, against the proposal, or abstain from voting. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Meeting is required for approval of those matters. Because abstentions are treated as shares of Common Stock present or represented and voting, abstaining has the same effect as a vote against. “Broker non-votes” are counted on routine matters, such as ratification of independent registered public accounting firms, but not counted (or deemed to be present) on other, non-routine matters, such as approval of the Era Group Inc. Management Incentive Plan (the “MIP”) and the Era Group Inc. 2012 Share Incentive Plan (the “2012 Share Incentive Plan”).
On routine matters, brokers have the discretion to vote shares held in “street name” – a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner. Generally, “broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. If your shares are held in “street name” by a broker and you wish to vote on the proposal to elect the directors, or to act upon any other non-routine business that may properly come before the Meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide your broker with instructions, your broker generally will have the authority to vote on the ratification of the appointment of the independent registered public accounting firm and other routine matters, but not on the election of directors or approval of the MIP or 2012 Share Incentive Plan.
If you sign and return your proxy card but do not specify how your shares of Common Stock are to be voted, they will be voted FOR election as a director of each of management’s nominees named under Proposal No. 1 – “Election of Directors” in this Proxy Statement and listed under Item 1 of the enclosed proxy card; FOR Proposal No. 2 – “Approval of the Era Group Inc. Management Incentive Plan” in this Proxy Statement and listed under Item 2 of the enclosed proxy card; FOR Proposal No. 3 – “Approval of the Era Group Inc. 2012 Share Incentive Plan” in this Proxy Statement and listed under Item 3 of the enclosed proxy card; and FOR Proposal No. 4 – “Ratification of Appointment of Independent Registered Public Accounting Firm” in this Proxy Statement and listed under Item 4 of the enclosed proxy card If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for the stockholder.
As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspector of election and personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.
Revocation of Proxies
A stockholder who so desires may revoke his, her, or its proxy at any time before it is exercised at the Meeting by: (i) providing written notice to the Secretary of the Company; (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card; or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) to vote in person. The Company encourages stockholders that plan to attend the Meeting to submit a valid proxy card and vote their shares prior to the Meeting.
Internet Proxy
This Proxy Statement and the Company’s 2012 Annual Report are available on the Internet at www.eragroupincinvestors.com. In addition, you may find information on how to obtain directions to attend the Meeting and vote in person by submitting a query via e-mail to Investor_Relations@eragroupinc.com.
Solicitation and Solicitation Expenses
The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, electronic or facsimile transmission, personal interview or other means.
The Company has requested brokers, bankers and other nominees who hold voting stock of the Company to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.
The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. The fees of D.F. King & Co., Inc. are $8,000 plus reimbursement of its reasonable out-of-pocket costs. If you have questions about the Annual Meeting or need additional copies of this proxy statement or additional proxy cards, please contact the Company’s proxy solicitation agent as follows:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks/Brokers: (212) 269-5550
Toll-free: (800) 487-4870
About Era’s Governance Practices
During fiscal 2012, the Company was a wholly-owned subsidiary of SEACOR Holdings Inc. (“SEACOR”) and its board of directors (the “Board) consisted solely of its own executive officers and executive officers of SEACOR. On January 31, 2013, the Company was spun-off from SEACOR (the “Spin-off”). In connection with the Spin-off, a number of SEACOR's independent directors resigned from SEACOR's board and were added to the Board. At that time, the Board adopted significant governance processes designed to support the Board's capacity for objective judgment, including executive sessions of the independent directors at Board meetings, independent evaluation of, and communication with, members of senior management, and rigorous self-

evaluation of the Board, its committees, and its leadership. These and other critical governance processes are reflected in the Corporate Governance Guidelines, the various Committee Charters and other corporate governance related documents that are available on the Company's website. The Board has also provided mechanisms for stockholders to communicate in writing with the non-management and/or independent directors, and with the full Board on matters of significance. See “ - Communications with the Board or Independent Directors”. In light of the fact that the Company has only been independent from SEACOR for little more than six months, it continues to implement its corporate governance processes, while at the same time evaluating the processes that have already been implemented.
The schedule of Board meetings is expected to be made available to directors in advance along with the agenda for each meeting so that they may review and request changes. Directors also have unrestricted access to management at all times and regularly communicate informally with management on an assortment of topics.
The Board intends to implement a succession planning process that includes ongoing consultation with the Chairman and the Chief Executive Officer, and the development of candidates to address future developments and emergency situations.
Board Leadership Structure
The Board believes that there is no single best organizational model that would be most effective in all circumstances and that it is in the best interests of the Company and its stockholders for the Board to retain the authority to modify its leadership structure to best address the Company’s circumstances from time to time. The Board believes that the most effective leadership structure for the Company at the present time is to separate the positions of Chairman and Chief Executive Officer. Separating these positions allows the Chief Executive Officer to focus on the full-time job of running the Company's business, while allowing the Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes this structure recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Company’s Chairman, particularly as the Board’s oversight responsibilities continue to grow and demand more time and attention.
In addition to the role that the Chairman has with regard to the Board, the chair of each of the three wholly independent key committees of the Board (Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) and each individual director is responsible for helping to ensure that meeting agendas are appropriate and that sufficient time and information are available to address issues the directors believe are significant and warrant their attention. Each director has the opportunity and ability to request agenda items, information and additional meetings of the Board or of the independent directors.
Risk Oversight
The Company’s results of operations, financial condition and cash flows can be adversely affected by risk. The management of risk is central to the success of the Company and requires the involvement of the Board, officers and employees, all of whom are entrusted to develop a balanced and prudent approach to risk.
The Company has developed and plans to implement operational controls designed to identify and mitigate risk associated with its financial decisions, operations, legal compliance, business development, changing business conditions, and initiation of new business lines. The Chief Executive Officer, with the assistance of the Chief Financial Officer, Senior Vice Presidents, the Acting General Counsel and other key executives, are responsible for, among other risk management measures:

•	implementing measures designed to ensure the highest standard of safety for personnel, the environment and property in performing the Company's operations;

•	obtaining appropriate insurance coverage; and

•	evaluating and identifying risk related to the Company's capital structure in light of a rigorous assessment of its business activities.
The Board expects to routinely review and evaluate its risk profile to ensure that the measures implemented by the Company are adequate to execute and implement the Company’s strategic objectives. Issues related to risk are intended to be regularly discussed by the Chief Executive Officer and the rest of the senior management team with members of the Board both through informal communications, such as email and in-person meetings, and during formal Board meetings. The Board receives quarterly reports from senior management that include a review of risk management issues. Senior management also expects to make formal presentations to the Board at least once per year. In addition, the Board intends to meet with a broad group of the Company’s managers at least once per year to permit directors to discuss company matters in a more informal environment than the typical meeting. Several Board members are familiar with the risks associated with the types of assets managed and owned by the Company and routinely engage in a dialogue with the Chief Executive Officer and appropriate members of senior management regarding such risks.
The Audit Committee, together with senior management, works to respond to recommendations from internal and external auditors and supervisory authorities regarding the Company’s compliance with internal controls and procedures, and other factors that could interfere with the successful implementation of the Company’s strategic plan. The Audit Committee is also expected to review the adequacy of the Company’s risk management policies and procedures and meet privately with company employees and the Acting General Counsel to consider recommendations regarding policies related to risk management. In addition, senior management works closely with the Acting General Counsel to facilitate compliance with foreign and domestic laws and regulations. The Acting General Counsel also reports to the Board on company programs and initiatives that educate employees on these laws, regulations and any updates thereto, and facilitates the Company’s compliance therewith.
The Board believes that senior management’s procedures, combined with Board and Audit Committee oversight, will enable the Company to properly and comprehensively assess risk from both an enterprise-wide and divisional perspective, thereby managing and observing the most substantive risks at each level within the Company.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS
Board of Directors
Pursuant to applicable Delaware law (the jurisdiction of incorporation of the Company), the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), the business and affairs of the Company are managed by or under the direction of the Board. Generally, the Board oversees the management of the Company’s business operations, determines the corporate policies and appoints the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and other executive officers of the Company.
Pursuant to the Bylaws, the number of directors constituting the Board shall be no fewer than three nor more than fifteen, as may be fixed from time to time by resolution of a majority of the entire Board. The size of the Board is presently fixed at eight members. The Bylaws provide that directors of the Company are elected annually to serve until the next Annual Meeting of Stockholders or until their earlier resignation or removal. At the Meeting, eight directors are to be elected to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified, or, if earlier, their resignation or removal. All of the nominees for director named below are currently directors of the Company. Unless otherwise specified, proxies will be voted FOR the election of each of the nominees named below. The Board does not expect that any of the nominees will be unable to serve as a director. However, if for any reason one or more of the nominees is unable to serve, proxies will be voted for such substitute nominees as the Board may recommend unless otherwise specified in the proxy.
Director Independence
The Board has adopted standards for determination of director independence in compliance with the Corporate Governance Listing Standards of the New York Stock Exchange (the “NYSE”). A director is deemed independent if the Nominating and Corporate Governance Committee and the Board find that the director is independent under the NYSE’s governance standards and the categorical standards for independence established by the Board (the “Era Categorical Standards”), which go beyond those required by the NYSE. The Board evaluates the facts and circumstances of each director candidate. For a director to be deemed independent, the Board must conclude that a director does not have any relationship that is likely to impair his or her ability to act independently. The independence standards adopted by the Company are published on the Company’s website at www.eragroupinc.com, under the link chain “Corporate Governance – Governance Documents.” The Company’s website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement.
The Board has made the affirmative determination that a majority of the Company’s directors, namely Messrs. Steven Webster, Blaine Fogg and Christopher P. Papouras and Mmes. Ann Fairbanks and Yueping Sun, are independent as such term is defined by the applicable rules and regulations of the New York Stock Exchange. Additionally, each of these directors meets the Era Categorical Standards.
Executive Sessions
Directors are expected to meet at regularly scheduled executive sessions without any members of management present to discuss issues relating to management performance and any other issue that may involve a potential conflict of interest with management. Executive sessions are presided over by the Company’s non-executive Chairman, Charles Fabrikant, who is responsible for:

•	chairing executive sessions of Board meetings, which include meetings to evaluate and review the performance of the Chief Executive Officer;

•
conferring with the Chief Executive Officer and serving as a liaison between the independent directors (who also have direct and complete access to the Chief Executive Officer) and Chief Executive Officer as appropriate, including providing them with consolidated feedback from executive sessions of the independent directors;

•	acting on behalf of the Company to communicate corporate governance matters to the Company’s stockholders; and

•	together with the Chairman of the Nominating and Corporate Governance Committee, presiding over the Board’s self-evaluation.
Communications with the Board or Independent Directors
Stockholders or interested parties who wish to communicate with the Board, the Chairman and/or independent directors may do so by writing in care of Era Group Inc.’s Corporate Secretary, indicating by title or name to whom correspondence should be directed. Correspondence should be sent to: Era Group Inc., Attn: Corporate Secretary, 818 Town & Country Blvd., Suite 200, Houston, Texas 77024 or by e-mail to corporatesecretary@eragroupinc.com. The independent directors have established procedures for handling communications from stockholders of the Company and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees will be forwarded to the Chairman and independent directors. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.
The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters. These procedures are published on the Company’s website, at www.eragroupinc.com, under the link chain “Corporate Governance – Governance Documents”. Such complaints, reports or concerns may be communicated to the Company’s Acting General Counsel or the Chairman of the Audit Committee through a toll-free hotline at (855) 252-3976 or through an internet based reporting tool provided by NAVEX Global (www.navexglobal.com), each available on an anonymous and confidential basis. Complaints received are logged by the Acting General Counsel, communicated to the Chairman of the Audit Committee and investigated, under the supervision of the Audit Committee, by the Acting General Counsel. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), these procedures prohibit the Company from retaliating against any person who, in good faith, submits an accounting or auditing complaint, report or concern or provides assistance in the investigation or resolution of such matters.
Board Candidate Evaluation
The process by which Board candidates are to be identified and assessed begins with the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is asked to identify, screen and review individuals qualified to serve as directors and ultimately recommend to the Board candidates for election at the Company’s Annual Meeting of Stockholders. After completing its evaluation, the Nominating and Corporate Governance Committee is expected to present its recommendation to the Board for consideration and approval. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board (including current directors being considered for re-election), and the Board in its consideration of such candidates, consider each candidate’s personal qualifications (particularly in light of the Company’s various lines of business) and how such personal qualifications effectively address the then perceived current needs of the Board. Appropriate personal qualifications and criteria for Board membership include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;

•	proven judgment, competence and/or substantial accomplishments within an industry or area of importance to the Company;

•	prior or current association with institutions noted for their excellence;

•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

•	an understanding of the Company’s businesses and the environment in which the Company operates; and

•	diversity as to business experiences, educational and professional backgrounds and ethnicity.
Having evaluated the Board candidates pursuant to these processes and criteria, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the incumbent directors named below for re-election.
The Company will report any material change to this procedure in an appropriate filing with the Securities and Exchange Commission (the “SEC”) and will make any such changes available promptly on the SEC Filings section of the Company’s website at www.eragroupinc.com.

Biographical Information of Directors
The following table sets forth information with respect to each nominee for election as a director:

Name	Age	Position
Charles Fabrikant	69	Chairman of the Board of Directors
Sten L. Gustafson	46	Chief Executive Officer and Director
Oivind Lorentzen	63	Director
Blaine Fogg	73	Director
Steven Webster	61	Director
Ann Fairbanks	72	Director
Christopher P. Papouras	46	Director
Yueping Sun	56	Director
Charles Fabrikant served as the Company’s President and Chief Executive Officer from October 2011 to April 2012 and has served as Chairman of the Board since July 2011. Effective April 1, 2012, Mr. Fabrikant resigned from his position as President and Chief Executive Officer. He continues to serve as non-executive Chairman of the Board. Mr. Fabrikant is the Executive Chairman of SEACOR and has been a director of SEACOR and several of its subsidiaries since its inception in 1989. Mr. Fabrikant served as President and Chief Executive Officer of SEACOR from 1989 through September 2010. Mr. Fabrikant is a graduate of Columbia University School of Law and Harvard University. Mr. Fabrikant is a director of Diamond Offshore Drilling, Inc., a contract oil and gas driller. He is also President of Fabrikant International Corporation (“FIC”), a privately owned corporation engaged in marine investments.
With over 30 years experience in the maritime, transportation, investment and environmental industries and his position as the founder of SEACOR and the Company’s former President and Chief Executive Officer, Mr. Fabrikant’s broad experience and deep understanding of the Company make him uniquely qualified to serve as non-executive Chairman of the Board.
Sten L. Gustafson has served as the Company’s Chief Executive Officer since April 1, 2012. Prior to joining the Company, Mr. Gustafson spent 17 years in energy investment banking, most recently serving as Managing Director and Head of Energy, Americas at Deutsche Bank Securities from 2009 until 2012. From 2004 until 2009, Mr. Gustafson was an investment banker at UBS Investment Bank. Mr. Gustafson received a B.A. in English from Rice University and a J.D. from the University of Houston Law Center.
Mr. Gustafson adds a valuable perspective to the Board given his strong background in corporate finance and international and investment banking.
Oivind Lorentzen has been a member of the Company’s Board since September 2010. Mr. Lorentzen was appointed Chief Executive Officer of SEACOR effective September 2010. From 1990 until September 2010, Mr. Lorentzen was President of Northern Navigation America, Inc., a Stamford, Connecticut based investment management and ship-owning agency company concentrating in specialized marine transportation and ship finance. From 1979 to 1990, Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and he served on its board of directors until December 2005. Mr. Lorentzen was Chairman of NFC Shipping Funds, a leading private equity fund in the maritime industry, from 2000 to 2008. Mr. Lorentzen is also a director of Blue Danube, Inc., a privately owned inland marine service provider, and a director of Genessee & Wyoming Inc., an owner and operator of short line and regional freight railroads.
Mr. Lorentzen adds a valuable perspective to the Board given his experience as the Chief Executive Officer of SEACOR, and his involvement with the Company prior to the Spin-off and his strong background in finance, having served as the Chief Executive Officer of an investment management and ship-owning company specializing in ship finance.
Blaine V. (“Fin”) Fogg has been a member of the Board since January 2013. Mr. Fogg served on SEACOR’s board of directors from September 2010 to January 2013. Mr. Fogg is Of Counsel at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, practicing corporate and securities law. He previously was a partner at the firm from 1972 until 2004. Mr. Fogg has been a director of Griffon Corporation, a diversified management and holding company, since May 2005, and has been President of The Legal Aid Society of New York since November 2009.
Mr. Fogg’s decades of experience as a corporate and securities lawyer concentrating on mergers, acquisitions and other corporate transactions add value to the Board with respect to transactional matters and corporate governance.
Steven Webster has been a member of the Board since January 2013. Mr. Webster served on SEACOR’s board of directors from September 2005 to January 2013. Since 2005, Mr. Webster has been a Co-Managing Partner of Avista Capital Partners LP, a private equity investment business that he co-founded that focuses on the energy, healthcare and other industries. From 2000 through June 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston’s

Alternative Capital Division. From 1988 through 1997, Mr. Webster was Chairman and CEO of Falcon Drilling Company, Inc. (Falcon Drilling) an offshore drilling company he founded, and through 1999, served as President and CEO of R&B Falcon Corporation (R&B Falcon), the successor to Falcon Drilling formed through its merger with Reading & Bates Corporation. Mr. Webster served as a Vice Chairman of R&B Falcon until 2001 when it merged with Transocean, Inc. Mr. Webster formerly served on the board of directors of Crown Resources Corporation, Brigham Exploration Company, Goodrich Petroleum Corporation, Grey Wolf, Inc., Encore Bancshares, Inc., Solitario Exploration & Royalty Corporation, Geokinetics Inc. and Pinnacle Gas Resource. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc., a Houston based independent energy company engaged in the exploration, development and production of natural gas and oil, and Basic Energy Services Inc., a company that provides well site services to domestic oil and gas producers. He is also a Trust Manager of Camden Property Trust, a real estate investment trust specializing in multi-family housing, and a director of Hercules Offshore, Inc., an international provider of offshore contract drilling, liftboat and inland barge services, Hi-Crush Partners LP, a provider of high quality sand as a proppant for hydraulic fracturing operations, and various private companies. Mr. Webster served as a director of Seabulk International, Inc. both before and following its merger with SEACOR in July 2005 until March 2006.
Mr. Webster’s extensive experience with private equity and equity-related investments provides additional depth to the Board’s analysis of investment and acquisition opportunities. His experience as Chairman and Chief Executive Officer of a public company provide additional experience to the Board in evaluating corporate opportunities and enhance the Board’s corporate governance experience. Mr. Webster’s experience as a director on several boards allows him to bring an informed perspective and thoughtful insights and guidance to corporate governance issues, especially in evaluating strategic opportunities for the Company.
Ann Fairbanks has been a member of the Board since March 2013. Mrs. Fairbanks is the founder and Chairman of The Fairbanks Investment Fund, a U.S. private equity fund providing capital to middle market European companies which seek strategic growth in global markets, since its inception in 2007. From 1990 to 2000, Mrs. Fairbanks was a partner in investment subsidiaries of Keystone, Inc., the principal investment vehicle for Robert M. Bass, a Fort Worth, Texas-based investor. Prior to joining Keystone, Mrs. Fairbanks served in a number of U.S. government positions: from 1983 to 1987 as Chief Operating Officer of the primary bank regulator for the U.S. Thrift Industry, the Federal Home Loan Bank board, which also had oversight responsibility for the Federal Home Loan Bank System, the Federal Savings and Loan Insurance Corporation, (FSLIC), and the Federal Home Loan Mortgage Corporation, (FHLMC). She subsequently served as a Presidential appointee on the initial board of the newly privatized Federal Home Loan Mortgage Corporation until 1994. From 1981 to 1983, Mrs. Fairbanks served as Deputy Assistant Director for Economic Policy on the White House Domestic Policy Staff of President Ronald Reagan. Mrs. Fairbanks currently serves as the Chairman of the boards of directors of each of Clarion Industries, a company that manufactures high quality fiberboard products and premium laminate flooring, and ProteoNic, a Dutch biotech company, and as a member of the boards of directors of each of Invectys S.A., a French biopharmaceutical company, and Routin S.A., a company engaged in the production of flavored syrups. Previously, Mrs. Fairbanks has served on the boards of directors of ING Bank, FSB (ING DIRECT), where she was lead director through sale of the bank to Capital One Bank in 2010; Tarkett SA, as a director and member of the Audit Committee from 2002 to 2007; and as a director of Modelabs SA from 2009 to 2011. She is also a member of the board of directors and Executive Committee of the French-American Foundation in New York, since 2002; a member of the board of directors of the French-American Foundation in France, since 2006; a member of the National Committee of the Aspen Music Festival, since 2001; and a member of the International Women’s Forum in Washington, D.C., since 1996.
Mrs. Fairbanks’ extensive experience with investment activities provides additional depth to the Board’s analysis and evaluation of investment and acquisition opportunities and other corporate opportunities. Ms. Fairbanks’ experience as a director on several boards allows her to bring an informed perspective and thoughtful insights and guidance to corporate governance issues, especially in evaluating strategic opportunities for the Company.
Christopher P. Papouras has been a member of the Board since March 2013. Mr. Papouras has been President of Canrig Drilling Technology, Ltd., a leading supplier of drilling equipment for the oil and gas drilling industry, since 1998. Prior to that, Mr. Papouras was President of Epoch Well Services, Inc., a provider of information technology services to the oil and gas industry, and Assistant to the Chairman of Nabors Industries, Inc., a land drilling contractor and subsidiary of Nabors Industries Ltd. Mr. Papouras is active in the Young Presidents’ Organization, serves as an advisory board member of Knowledge is Power Program, Houston Public Schools and serves on the board of directors and Executive Committee of the Boys & Girls Club of Greater Houston.
Mr. Papouras brings extensive industry experience as well as corporate leadership and financial and operational management experience to the Board.
Yueping Sun has been a member of the Board since March 2013. Ms. Sun has been Of Counsel for the law firm of Yetter Coleman LLP since 2005, where her principal areas of practice include corporate and securities law. She also has served as Rice University Representative since 2004. Previously, Ms. Sun practiced law in New York City with White & Case LLP and Sidley Austin Brown & Wood LLP. Ms. Sun is a board member of the Asia Society Texas Center, St. John’s School, and the United Way of Greater Houston, a trustee of Texas Children’s Hospital and honorary co-chair of Rice’s Baker Institute Roundtable. She also serves as a member of the advisory board of Rice’s Shepherd School of Music, the Kinder Institute for Urban Research, Asian Chamber of Commerce, Chinese Community Center, and the Mayor’s International Trade and Development Council for Asia/Australia. Ms. Sun has been recognized by several organizations for her contributions to the community, including the 2010 International Executive of the Year, Texas China Distinguished Leader in Education Award, the 2011 Asian American Leadership Award, Woman on the Move, one of the Most 50 Influential Women of 2010 and the 2012 ABC Channel 13 Woman of Distinction.
Ms. Sun’s experience as a corporate and securities lawyer concentrating on cross-border and other corporate transactions adds value to the Board with respect to transactional matters and corporate governance, and her broad experience provides for enhanced Board diversity.
Voting. Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Meeting. If you do not wish your shares to be voted for any particular nominee, please identify any nominee for whom you “withhold authority” to vote on the enclosed proxy card.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table provides information with respect to the beneficial ownership of the Common Stock as of July 15, 2013 by:

•	each director of the Company;

•	each executive officer named in the summary compensation table;

•	all of the Company’s directors and executive officers as a group; and

•	each of the Company’s stockholders who beneficially owns more than 5% of the Company’s outstanding shares of Common Stock.
As of July 15, 2013, there were 20,184,059 shares of the Common Stock issued and 20,181,400 shares of the Common Stock outstanding.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities they hold.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers:
Charles Fabrikant(1)	943,214	4.67%
Sten L. Gustafson(2)	75,000	*
Christopher S. Bradshaw(3)	40,000	*
Robert Van de Vuurst(4)	—	*
Anna Goss(5)	—	*
Oivind Lorentzen(6)	162,180	*
Blaine Fogg(7)	43,140	*
Steven Webster(8)	124,705	*
Ann Fairbanks(9)	8,805	*
Christopher P. Papouras(10)	6,930	*
Yueping Sun(10)	6,930	*
All directors and executive officers as a group (13 individuals)(11)	1,472,693	7.30%
Principal Stockholders:
Baron Capital Group Inc.(12) 767 Fifth Avenue, 49th Floor New York, NY 10153	1,218,067	6.04%
BlackRock Inc.(13) 40 East 52nd Street New York, NY 10022	1,602,163	7.94%
Dimensional Fund Advisors LP(14) Palisades Wes, Building One 6300 Bee Cave Road Austin, TX 78476	1,090,038	5.40%
The Vanguard Group, Inc.(15) 100 Vanguard Blvd. Malvern, PA 19355	1,157,910	5.74%
Wellington Management Company, LLP(16) 280 Congress Street Boston, MA 02110	2,215,112	10.98%

_____________________

(1)
Includes: (i) 442,514 shares owned directly; (ii) 351,029 shares owned by Fabrikant International Corporation, of which Mr. Fabrikant is President, (iii) 41,736 shares owned by VSS Holding Corporation, of which Mr. Fabrikant is President and sole stockholder, (iv) 1,434 shares owned by the Charles Fabrikant Trustee Article Seven Trust, of which Mr. Fabrikant is a trustee, (v) 1,540 shares owned by the Charles Fabrikant 1974 Trust, of which Mr. Fabrikant is a trustee, (vi) 1,540 shares owned by the Jane Strasser 1974 Trust, of which Mr. Fabrikant is a trustee, (vii) 12,000 shares owned by the Sara J. Fabrikant 2012 GST Exempt Trust, of which Mr. Fabrikant is a trustee, (viii) 10,826 shares held by Mr. Fabrikant’s wife, Mrs. Sara Fabrikant (“Mrs. Fabrikant”), (ix) 18,995 shares owned by Mr. Fabrikant’s mother’s estate, over which he is a trustee, (x) 60,000 held by the Charles Fabrikant 2012 GST Exempt Trust, of which Mrs. Fabrikant is a trustee, (xi) 800 shares owned by the Harlan Saroken 2009 Family Trust, of which Mrs. Fabrikant is a trustee, and (xii) 800 shares owned by the Eric Fabrikant 2009 Family Trust, of which Mrs. Fabrikant is a trustee.

(2)
Represents shares of restricted stock over which Mr. Gustafson exercises sole voting power and excludes options to purchase 100,000 shares of the Common Stock that have not as of yet vested and will not vest within 60 days of July 15, 2013.

(3)
Represents shares of restricted stock over which Mr. Bradshaw exercises sole voting power and excludes options to purchase 40,000 shares of the Common Stock that have not as of yet vested and will not vest within 60 days of July 15, 2013.

(4)	Mr. Van de Vuurst resigned from the Company in September 2012 and the Company is therefore unable to confirm his address or beneficial ownership.

(5)	Ms. Goss resigned from the Company in May 2013 and the Company is therefore unable to confirm her address or beneficial ownership.

(6)	Includes 32,500 shares that Mr. Lorentzen may be deemed to own through various trusts held for his children and 3,930 shares of restricted stock over which Mr. Lorentzen exercises sole voting power.

(7)
Includes 6,930 shares of restricted stock over which Mr. Fogg exercises sole voting power and options to purchase 33,460 shares of the Common Stock that have vested or will vest within 60 days of July 15, 2013.

(8)
Includes 6,930 shares of restricted stock over which Mr. Webster exercises sole voting power and includes options to purchase 93,688 shares of the Common Stock that have vested or will vest within 60 days of July 15, 2013.

(9)	Includes 6,930 shares of restricted stock over which Mrs. Fairbanks exercises voting power and 1,875 shares owned by Mrs. Fairbanks' husband's estate, over which she is an executor.

(10)	Includes 6,930 shares of restricted stock over which the named person exercises voting power.

(11)
Includes Mmes. Fairbanks and Sun and Messrs. Fabrikant, Gustafson, Bradshaw, Lorentzen, Fogg, Webster, Papouras, Stuart Stavley, Robert Reguero, Randal Rowles and Paul White. The address for each such individual is c/o Era Group Inc., 818 Town & Country Blvd., Suite 200, Houston, Texas, 77024.

(12)
According to a Schedule 13G amendment filed jointly on February 14, 2012, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (“Mr. Baron”), the filers are collectively the beneficial owners of more than 5% of the outstanding SEACOR common stock. BCG and Mr. Baron have shared voting power with respect to 1,106,817 shares of SEACOR common stock and shared dispositive power with respect to 1,218,067 shares of SEACOR common stock. BAMCO has shared voting power with respect to 1,050,200 shares of SEACOR common stock and shared dispositive power with respect to 1,160,200 shares of SEACOR common stock. BCM has shared voting power with respect to 56,617 shares of SEACOR common stock and shared dispositive power with respect to 57,867 shares of SEACOR common stock. BAMCO and BCM serve as an investment advisor and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,218,067 shares of SEACOR common stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of SEACOR common stock. No one person’s interest in such shares of SEACOR common stock is more than 5% of the total Common Stock outstanding. The information in the table is based on the information contained in the 13G amendment and assumes that the aforesaid filer owned all such shares on the record date for the Spin-off (in which case the filer would have received the same number of shares of Era Common Stock in the Spin-off).

(13)
According to a Schedule 13G amendment filed on February 10, 2012, by BlackRock Inc. (“BlackRock”), BlackRock has sole dispositive power and sole voting power with respect to 1,602,163 shares of SEACOR common stock. BlackRock serves as a parent holding company, and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 1,602,163 shares of SEACOR common stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of SEACOR common stock. No one person’s interest in such shares of SEACOR common stock is more than 5% of the total Common Stock outstanding. The information in the table is based on the information contained in the 13G amendment and assumes that the aforesaid filer owned all such shares on the record date for the Spin-off (in which case the filer would have received the same number of shares of Era Common Stock in the Spin-off).

(14)
According to a Schedule 13G filed on February 14, 2012, by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has sole voting power with respect to 1,056,714 shares of SEACOR common stock and sole dispositive power with respect to 1,090,838 shares of Co SEACOR common stock. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares of SEACOR common stock owned by the Funds and may be deemed to be the beneficial owner of the shares of SEACOR common stock. However, all of the SEACOR common stock is owned by the Funds and Dimensional disclaims beneficial ownership of all such securities. Various funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. No one such Fund’s interest in such shares of SEACOR common stock is more than 5% of the total SEACOR common stock outstanding. The information in the table is based on the information contained in the 13G and assumes that the aforesaid filer owned all such shares on the record date for the Spin-off (in which case the filer would have received the same number of shares of Era Common Stock in the Spin-off).

(15)
According to a Schedule 13G filed on February 10, 2012, by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power with respect to 15,175 shares of SEACOR common stock, sole dispositive power with respect to 1,142,735 shares of SEACOR common stock and shared dispositive power with respect to 15,175 shares of SEACOR common stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 15,175 shares of the SEACOR common stock as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard may be deemed to beneficially own 1,157,910 shares of SEACOR common stock. The information in the table is based on the information contained in the 13G and assumes that the aforesaid filer owned all such shares on the record date for the Spin-off (in which case the filer would have received the same number of shares of Era Common Stock in the Spin-off).

(16)
According to Wellington Management Company, LLP (“Wellington”), as of June 30, 2013, Wellington has shared voting power with respect to 1,812,440 shares of Era common stock and shared dispositive power with respect to 2,215,112 shares of Era common stock. Wellington serves as an investment advisor and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 2,215,112 shares of Era common stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Era common stock. No one person’s interest in such shares of Era common stock is more than 5% of the total SEACOR common stock outstanding. The information in the table is based on information provided by Wellington on August 2, 2013.

EQUITY COMPENSATION PLAN INFORMATION
For the year ended December 31, 2012, the Company did not have any compensation plans (including individual compensation arrangements) under which the Company’s equity securities were authorized for issuance. Prior to the Spin-off, the Company’s directors, officers and employees participated in SEACOR’s equity compensation programs. In January 2013, in connection with the Spin-off, the Company adopted the 2012 Share Incentive Plan and began to issue awards under that plan in February 2013. The Company is seeking stockholder approval of the 2012 Share Incentive Plan at the Meeting. As a result, the Company will include the disclosure concerning the Company’s equity compensation plans required pursuant to Item 201(d) of Regulation S-K beginning with the Company’s Annual Report for the fiscal year ended December 31, 2013.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Common Stock was not registered under Section 12 of the Exchange Act nor listed on the NYSE during the fiscal year ended December 31, 2012. Therefore, no Forms 3, 4 or 5 showing ownership of and changes in ownership of Common Stock during or with respect to the fiscal year ended December 31, 2012 were furnished to the Company, filed or required by the SEC to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended.
INFORMATION RELATING TO THE BOARD OF DIRECTORS AND
COMMITTEES THEREOF
Meetings
Prior to the completion of the Spin-off, the Company was a wholly-owned subsidiary of SEACOR and the Company’s Board consisted of Charles Fabrikant, Oivind Lorentzen and Sten L. Gustafson. During the year ended December 31, 2012, the Board took action pursuant to a Unanimous Written Consent on 16 occasions and the Board did not hold any meetings. Prior to the completion of the Spin-off, there were no committees of the Board. Directors are encouraged, but not required, to attend the Annual Meeting. Because the Company became an independent company on January 31, 2013 following the completion of the Spin-off, it did not hold an Annual Meeting of Stockholders in 2012.
Compensation of Directors
Prior to the completion of the Spin-off, the Company did not pay its directors for their service on the Board. In February 2013, the Company adopted a director compensation package for members of the Board who are not employees of the Company. The Company’s directors (other than the non-executive Chairman) are entitled to an annual cash retainer of $60,000 and are also entitled to additional cash compensation of $2,000 for each meeting of the Board or its committees attended in person and $1,000 for each such meeting attended telephonically. The Company’s non-executive Chairman is entitled to an annual cash retainer of $220,000. In addition, the chairpersons of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are entitled to additional annual cash retainers of $20,000, $15,000 and $10,000, respectively. Directors will also be eligible for equity awards under the Company’s 2012 Share Incentive Plan. The Company expects that annual equity awards to non-employee directors will be in the form of restricted stock awards with a value of $60,000 (2,930 shares of restricted stock for the grant made in March 2013) and will vest on the first anniversary of the date of the grant. In addition, upon election to the Board, directors will generally receive an initial award of 4,000 shares of restricted stock that will also vest in equal installments over four years.
Corporate Governance Guidelines and Codes of Ethics
The Board has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Supplemental Code of Ethics. A copy of each of these documents is available on the Company’s website at www.eragroupinc.com, by clicking “Corporate Governance – Governance Documents” and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 818 Town & Country Blvd., Suite 200, Houston, Texas, 77024.

The Company’s Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation, management succession, Board committees and annual self-evaluation. The Company’s Code of Business Conduct and Ethics is applicable to the Company’s directors, officers, and employees and the Company’s Supplemental Code of Ethics is applicable to the Company’s Chief Executive Officer and senior financial officers. The Company will disclose future amendments to, or waivers from, certain provisions of the Company’s Supplemental Code of Ethics on the Company’s website within two business days following the date of such amendment or waiver.
Committees of the Board
The Board has established the following committees, each of which operates under a written charter that has been posted on the Company’s website, www.eragroupinc.com and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 818 Town & Country Blvd., Suite 200, Houston, Texas 77024, or via email to: Investor_Relations@eragroupinc.com.
Nominating and Corporate Governance Committee.
The Nominating and Governance Committee is comprised of Ann Fairbanks, Yueping Sun and Steven Webster. Mr. Webster serves as its Chairman. The Board has determined that each of the members of the Nominating and Governance Committee is independent, as defined by the rules of the NYSE and in accordance with the Era Categorical Standards. The Company became an independent company on January 31, 2013 following the completion of the Spin-off and did not have a Nominating and Corporate Governance Committee prior to that time. The Nominating and Corporate Governance Committee is expected to meet as frequently as circumstances dictate but not less than once a year. The Board adopted the Nominating and Corporate Governance Committee charter on January 14, 2013.
Committee Function. The Nominating and Corporate Governance Committee is expected to assist the Board with:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at the Company’s Annual Meeting of Stockholders and to fill vacancies on the Board;

•
recommending modifications, as appropriate, to the Company’s policies and procedures for identifying and reviewing candidates for the Board, including policies and procedures relating to candidates for the Board submitted for consideration by stockholders;

•
reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

•	reviewing periodically the size of the Board and recommending any appropriate changes;

•	overseeing the evaluation of the Board and management;

•	recommending changes in director compensation; and

•	various governance responsibilities.
Selection of Nominees for the Board. To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee is expected to review the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and work with management in attracting candidates with those qualifications.
In identifying new director candidates, the Nominating and Corporate Governance Committee is expected to seek advice and names of candidates from Nominating and Corporate Governance Committee members, other members of the Board, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board, will consider each candidate’s personal qualifications and how such personal qualifications effectively address the perceived then current needs of the Board. Appropriate personal qualifications and criteria for membership on the Board include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;

•	proven judgment and competence, substantial accomplishments, and prior or current association with institutions noted for their excellence;

•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

•	an understanding of the Company’s businesses and the environment in which it operates; and

•	diversity as to business experiences, educational and professional backgrounds and ethnicity.
After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the Board for consideration and approval. The Nominating and Corporate Governance Committee may also, but need not, retain a search firm in order to assist it in these efforts. Having evaluated the Board candidates pursuant to these processes, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate each of the incumbent directors named above for re-election.
Stockholder Recommendations. The Nominating and Corporate Governance Committee will consider director candidates suggested by the Company’s stockholders provided that the recommendations are made in accordance with the procedures required under the Company’s bylaws for nomination of directors by stockholders and described in this Proxy Statement under the heading “Other Matters – Stockholder Proposals and Nomination Of Directors”. Stockholder nominations that comply with these procedures and that meet certain criteria outlined will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive. There have been no material changes to these procedures since the Company last provided this disclosure.
Audit Committee.
The Audit Committee is comprised of Ann Fairbanks, Blaine Fogg and Christopher P. Papouras. Christopher P. Papouras is the Audit Committee Chairman. The Board has determined that Mr. Papouras is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, the Board determined that each of the members of the Audit Committee is financially literate and independent, each as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and in accordance with the Era Categorical Standards. Additionally, each member of the Audit Committee meets the heightened requirement for independence set forth in the Sarbanes Oxley Act. The Company did not have an Audit Committee prior to completion of the Spin-off.. After completion of the Spin-off until February 27, 2013, Mr. Webster served as the sole member of the Audit Committee. The Audit Committee is expected to meet at least quarterly. The Board adopted the Audit Committee charter on January 14, 2013.
Committee Function. The Audit Committee assists the Board in fulfilling its responsibility to oversee:

•
management’s execution of the Company’s financial reporting process, including the reporting of any material events, transactions, changes in accounting estimates or changes in important accounting principles and any significant issues as to adequacy of internal controls;

•	the selection, performance and qualifications of the Company’s independent registered public accounting firm (including its independence);

•	the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof;

•	the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements;

•
risk management and controls, which includes assisting management with identifying and monitoring risks, developing effective strategies to mitigate risk, and incorporating procedures into its strategic decision-making (and reporting developments related thereto to the Board); and

•	the processes for handling complaints relating to accounting, internal accounting controls and auditing matters.
The Audit Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. The Company’s management, including the internal audit staff, or outside provider of such services, and the independent auditors have more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee will not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

AUDIT COMMITTEE REPORT
In connection with the Company’s consolidated financial statements for the year ended December 31, 2012, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statements on Auditing Standards No. 114 The Auditor’s Communication with Those Charged with Governance; and

•	received the written disclosures and the letter from Ernst & Young LLP as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.
Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.
The foregoing report is respectfully submitted by the Audit Committee as constituted at February 26, 2013.
Steven Webster

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee.
The Compensation Committee is comprised of Blaine Fogg, Yueping Sun and Steven Webster. Blaine Fogg is the Compensation Committee Chairman. The Board has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE and in accordance with the Era Categorical Standards. In addition, the members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company did not have a Compensation Committee prior to completion of the Spin-off. The Compensation Committee will meet as frequently as circumstances dictate but not less than once a year. The Board adopted the Compensation Committee charter on June 24, 2013.
Committee Function. The Compensation Committee, among other things:

•	reviews all of the Company’s compensation practices;

•
establishes and approves compensation for the Chief Executive Officer, the Chief Financial Officer, other executive officers, and certain officers or managers who receive an annual base salary of more than $200,000;

•	evaluates officer and director compensation plans, policies and programs;

•	reviews and approves benefit plans;

•	produces a report on executive compensation to be included in the Company’s proxy statements, if required; and

•	approves all grants of equity awards.
The Chairman is expected to set the agenda for meetings of the Compensation Committee. The meetings are expected to be attended by the Chairman of the Board and the Acting General Counsel, if requested. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Chairman of the Compensation Committee reports the Compensation Committee’s actions regarding compensation of executive officers to the full Board. The Compensation Committee has the sole authority to retain compensation consultants to assist in the evaluation of director or executive officer compensation. The Compensation Committee reviews publicly available compensation related information.
Interlocks and Insider Participation. Each member of the Compensation Committee is an independent director. None of the current members of the Company’s Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries. During 2012, none of the Company’s executive officers served as a director or member of the compensation committee of any other entity whose executive officers serves on the Board or Compensation Committee.

EXECUTIVE COMPENSATION
Because the Company was a wholly-owned subsidiary of SEACOR until completion of the Spin-off, for 2012, the cash compensation of the Company’s executive officers was determined by SEACOR’s executive management, and the equity compensation of the Company’s executive officers was determined by SEACOR’s compensation committee at the recommendation of SEACOR’s executive management.
The compensation of Sten L. Gustafson, the Company’s current Chief Executive Officer, Mr. Fabrikant, who served as the Company’s Chief Executive Officer until March 2012, Mr. Robert Van de Vuurst, who served as the Company’s Chief Operating Officer and Vice President until September 2012 and the other executive officers identified in the Summary Compensation Table, who are referred to as the “named executive officers,” generally consisted of a combination of base salary, bonuses and equity-based compensation issued under SEACOR incentive plans. Executive officers and all salaried employees also received a benefits package. The Company’s named executive officers did not have employment, severance, change-of-control or similar types of agreements with the Company.
Ms. Anna Goss, the Company’s former Senior Vice President - Finance and Chief Accounting Officer and one of the Company’s named executive officers for 2012, resigned from the Company in May 2013. For a description of the terms of Ms. Goss’ separation agreement, see “— Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control.”
Components of 2012 Compensation
Base Salary. The Company’s named executive officers’ base salary levels for the year ended December 31, 2012 were established to reflect the experience and skill required for executing the Company’s business strategy and overseeing operations. Base salary is determined based on the experience and skill required for executing the Company’s business strategy and overseeing operations, and will be adjusted as appropriate, at levels designed to be consistent with professional and market standards.
For the year ended December 31, 2012, Mr. Gustafson’s base salary was $300,000 (pro-rated from an annualized rate of $400,000 to reflect his joining the Company in April 2012), Mr. Bradshaw’s base salary was $59,231 (pro-rated from an annualized rate of $300,000 to reflect his joining the Company in October 2012) and Ms. Goss’ base salary was $200,000. Mr. Fabrikant, who also serves as the Executive Chairman of SEACOR, received $1 for his services as the Company’s Chief Executive Officer through March 2012. Mr. Van de Vuurst’s base salary was $220,696 (pro-rated from an annualized rate of $275,000).
Cash Bonus Compensation. As part of SEACOR, cash bonus awards to the Company’s executive officers were discretionary and generally paid over three years, 60% in the year awarded (for services in the prior calendar year) and 20% in each of the next two subsequent years. Interest was paid on the deferred portion of this cash bonus compensation at the rate of LIBOR plus 60 bps, currently approximately 1.5% per annum.
In general, SEACOR determined cash bonus awards for a given fiscal year after the completion of the audit of its financial statement for that fiscal year. The initial installment of the bonus was paid after this determination was made, generally in the first quarter of the following fiscal year. However, in December 2012 SEACOR determined to accelerate the payment of the initial installment of the cash bonus awards for fiscal year 2012 based on the amount paid in 2011. As a result, in December 2012, Mr. Gustafson received a cash bonus of $90,000, Mr. Bradshaw received a cash bonus of $15,000 and Ms. Goss received a cash bonus of $48,000. These amounts represent approximately 60% of the estimated cash bonuses earned by each of Messrs. Gustafson and Bradshaw and Ms. Goss for the year ended December 31, 2012. Final cash bonus amounts in respect of 2012 for Messrs. Gustafson and Bradshaw and Ms. Goss were determined in February 2013. The final cash bonus amounts for Messrs. Gustafson and Bradshaw were consistent with the initial estimates and the final cash bonus amount for Ms. Goss was increased from $80,000 to $100,000. In addition, in February 2013 the compensation committee awarded Mr. Gustafson a cash bonus of $500,000 in lieu of replacement equity awards related to the Spin-off, as more fully described under “—Equity Compensation.”
The process for determining cash bonus awards for the Company’s executive officers will continue to be discretionary and the Company’s management and Compensation Committee will determine the amount and structure of cash bonuses on a case‑by‑case basis for each individual, which the Company believes is the best approach for it. The Company also adopted the Era Group Inc. Management Incentive Plan to allow it to award annual bonus compensation that complies with the requirements of Section 162(m) of the Code. The Company is asking stockholders to approve the Management Incentive Plan in “PROPOSAL 2 – APPROVAL OF THE MANAGEMENT INCENTIVE PLAN.”
Equity Compensation. In the past, SEACOR employed two types of equity-based awards: restricted stock and stock options. The amount of the awards and allocation was based on SEACOR’s compensation committee’s analysis and other factors, including an estimate of the value of the awards.
In connection with the Spin-off, the Company adopted the 2012 Share Incentive Plan. Management and the Compensation Committee will determine the amount and allocation of equity awards on a case-by-case basis for each individual, which the

Company believes is the best approach for it. The Company is asking stockholders to approve the 2012 Share Incentive Plan in “PROPOSAL 3 – APPROVAL OF THE ERA GROUP INC. 2012 SHARE INCENTIVE PLAN”
Restricted Stock. In March 2012, SEACOR’s Compensation Committee awarded 500 shares of restricted stock to Ms. Goss, which were originally scheduled to vest in five equal installments, beginning on March 4, 2013. However, on December 14, 2012 SEACOR’s compensation committee voted to accelerate the vesting of certain restricted stock awards, which included the acceleration of the vesting of Ms. Goss’s awards originally scheduled to vest on March 4, 2013 and 2014. In December 2012, SEACOR’s compensation committee awarded 12,000 shares and 5,000 shares of restricted stock to Messrs. Gustafson and Bradshaw, respectively. The shares of restricted stock awarded to Messrs. Gustafson and Bradshaw were cancelled in connection with the Spin-off and replaced with the awards discussed below. In February 2013, the Company’s Compensation Committee determined to award Mr. Gustafson a one time cash bonus of $500,000 in lieu of a portion of the replacement restricted stock awards he was to receive as described in the preceding sentence. In March 2013, the compensation committee awarded each of the Company’s senior vice presidents (other than Ms. Goss) 15,000 shares of restricted stock. These shares of restricted stock will vest in four equal installments on the anniversary of the grant.
In connection with the Spin-off, except with respect to SEACOR restricted stock awards granted to Mr. Gustafson and Mr. Bradshaw in December 2012, outstanding restricted stock awards of SEACOR common stock held by the Company’s employees and employees and directors of SEACOR that were granted under SEACOR’s equity incentive plans were treated the same as other shares of SEACOR’s common stock in the Spin-off. Holders of these SEACOR restricted stock awards received one fully vested share of Era Common Stock for each SEACOR restricted stock award held by such employee. In place of their SEACOR restricted stock awards, in March 2013, Mr. Gustafson received 75,000 Era Group restricted stock awards that will vest over four years beginning in March 2014 upon satisfaction of certain conditions and Mr. Bradshaw received 40,000 Era Group restricted stock awards that will vest in four equal installments.
Stock Options. SEACOR’s compensation committee did not make any stock option awards to the Company’s named executive officers in 2012. In March 2013, the compensation committee awarded each of the Company’s senior vice presidents (other than Ms. Goss) options to purchase 15,000 shares of Common Stock. In addition, the compensation committee awarded Mr. Gustafson options to purchase 100,000 shares of Common Stock and Mr. Bradshaw options to purchase 40,000 shares of Common Stock. These options were granted with a strike price of $20.48 per share and will vest in four equal installments on the anniversary of the grant.
In connection with the Spin-off, outstanding stock options to purchase shares of SEACOR common stock granted to employees and directors of SEACOR under SEACOR’s equity incentive plans were adjusted to reflect the difference in value of SEACOR’s common stock on the “regular way” market on the day before and the effective date of the Spin-off, by changing the exercise price and number of shares of SEACOR common stock subject to the stock options. In addition, Era Group employees and directors of SEACOR that joined the Board and resigned from SEACOR’s board after the Spin-off had their outstanding stock options to purchase shares of SEACOR common stock canceled and replaced with stock options to purchase shares of Common Stock based on a similar formula.

SUMMARY COMPENSATION TABLE (FISCAL YEARS 2012 AND 2011)
The following table sets forth compensation information for the Company’s named executive officers with respect to the fiscal years ended December 31, 2011 and December 31, 2012. All share information relates to SEACOR common stock.

	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards(2)	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
Charles Fabrikant(3)	2012	1	—	—	—	—	1
President, Chief Executive Officer and Director	2011	1	—	—	—	—	1
Sten Gustafson(4)	2012	300,000	150,000	990,960	—	5,200	1,446,160
Chief Executive Officer and Director	2011	—	—	—	—	—	—
Chris Bradshaw(5)	2012	59,231	25,000	412,900	—	—	497,131
Chief Financial Officer and Executive Vice President	2011	—	—	—	—	—	—
Anna Goss(6)	2012	200,000	100,000	49,170	—	5,634	354,804
Senior Vice President—Finance and Chief Accounting Officer(7)	2011	200,000	80,000	147,555	—	7,638	435,193
Robert Van de Vuurst(8)	2012	220,696	—	49,170	22,350	91,500	383,716
Chief Operating Officer and Vice President(9)	2011	275,000	125,000	491,850	89,448	688	981,986
____________________

(1)
In general, sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Any outstanding balance is payable upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control,” however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.” In addition, in February 2013 the compensation committee awarded Mr. Gustafson a cash bonus of $500,000 in lieu of replacement equity awards related to the Spin-off.

(2)
The dollar amount of SEACOR restricted stock and stock options set forth in these columns reflects the aggregate grant date fair value of restricted stock and option awards made during 2012 and 2011, respectively, in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 13 of the Consolidated Financial Statements included in SEACOR’s 2011 Annual Report to Stockholders.

(3)
Mr. Fabrikant served as the Company’s President and Chief Executive Officer between October 2011 and March 2012 and received a nominal compensation of $1.00 in 2011 for this position. Mr. Fabrikant also serves as Executive Chairman of SEACOR.

(4)
Mr. Gustafson has served as the Company’s Chief Executive Officer since April 2012. “All Other Compensation” includes $5,200 in 2012 of contributions made by SEACOR to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by SEACOR, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code. The 2012 matching contributions do not reflect final true up contributions.

(5)	Mr. Bradshaw has served as the Company’s Chief Financial Officer and Executive Vice President since October 2012.

(6)
“All Other Compensation” includes $864 in 2011 and $898 in 2012, of interest earned on the second and third installments of bonus payments, and $6,774 in 2011 and $4,736 in 2012, of contributions made by SEACOR to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by SEACOR, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code. The 2012 matching contributions do not reflect final true up contributions.

(7)
Ms. Goss served as the Company’s Chief Financial Officer and Vice President through October 2011. She served as the Company’s Vice President—Finance until May 31, 2013. See “—Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control” for a description of Ms. Goss’s separation and consulting agreement.

(8)
“All Other Compensation” includes $688 in 2011 and $8,500 in 2012 of contributions made by SEACOR to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by SEACOR, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code and an $83,000 severance payment in 2012 made to Mr. Van de Vuurst pursuant to his separation and consulting agreement. Upon termination, the unvested portions of SEACOR’s matching contributions were forfeited.

(9)
Mr. Van de Vuurst served as the Company’s Chief Operating Officer from February 2011 through September 2012. See “—Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control” for a description of Mr. Van de Vuurst’s separation and consulting agreement.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2012)
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2012, held by the named executive officers. Prior to the Spin-off, equity awards were granted by SEACOR and were based on SEACOR common stock; consequently, all share information relates to SEACOR common stock. In connection with the Company’s Spin-off, awards granted to named executive officers (other than Mr. Fabrikant) were converted into awards based on Common Stock, as described under “ – Executive Compensation” above.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested(2)
	(#)	(#)	($)		(#)	($)
Charles Fabrikant(3) President, Chief Executive Officer and Director	—	—	—	—	—	—
Sten Gustafson(4) Chief Executive Officer and Director	—	—	—	—	2400 (5)	201,120
					2400 (6)	201,120
					2400 (7)	201,120
					2400 (8)	201,120
					2400 (9)	201,120
Chris Bradshaw(10) Executive Vice President and Chief Financial Officer	—	—	—	—	1000 (5)	83,800
					1000 (6)	83,800
					1000 (7)	83,800
					1000 (8)	83,800
					1000 (9)	83,800
Anna Goss(11) Senior Vice President—Finance and Chief Accounting Officer	25	—	53.20	3/2/2016	700 (12)	58,660
	25	—	63.59	3/2/2016	400 (12)	33,520
	25	—	67.42	3/2/2016	100 (12)	8,380
	125	—	74.45	3/2/2016
	500	—	75.45	3/4/2017
	500	—	74.36	3/4/2017
	500	—	67.80	3/4/2017
	500	—	70.57	3/4/2017
	100	25 (12)	74.95	3/4/2018
	100	25 (12)	68.50	3/4/2018
	100	25 (12)	62.70	3/4/2018
	100	25 (12)	39.00	3/4/2018
	225	150 (12)	36.65	3/4/2019
	225	150 (12)	57.95	3/4/2019
	225	150 (12)	55.56	3/4/2019
	225	150 (12)	54.67	3/4/2019
	150	225 (12)	59.53	3/4/2020
	150	225 (12)	47.92	3/4/2020

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested(2)
	(#)	(#)	($)		(#)	($)
	150	225 (12)	61.02	3/4/2020
	150	225 (12)	92.30	3/4/2020
Robert Van de Vuurst(13) Chief Operating Officer and Vice President	750		93.37	6/30/2013	—	—
	750	—	91.96	6/30/2013
	750	—	79.92	6/30/2013
	750	—	82.77	6/30/2013
	250	—	93.34	6/30/2013
	250	—	80.46	6/30/2013
	250	—	82.12	6/30/2013
	250	—	81.16	6/30/2013
______________________
(1)    Options vest incrementally at a rate of one-fifth per year. Replacement options issued in the Spin-off will vest on the same schedule.

(2)
The amounts set forth in this column equal the number of shares of SEACOR restricted stock indicated multiplied by the closing price of the SEACOR’s common stock on December 31, 2012, which was $83.80.

(3)
Mr. Fabrikant served as the Company’s President and Chief Executive Officer between October 2011 and March 2012 and received a nominal compensation of $1.00 in 2011 and 2012 for this position. Mr. Fabrikant also serves as Executive Chairman of SEACOR.

(4)	Mr. Gustafson has served as the Company’s Chief Executive Officer since April 2012.

(5)
These shares will vest on December 16, 2013, assuming continued employment with the Company. In connection with the Spin-off, these shares were cancelled and replaced with equity awards based on the Company’s Common Stock, as described under “ Executive Compensation – Equity Compensation” above.

(6)
These shares will vest on December 16, 2014, assuming continued employment with the Company. In connection with the Spin-off, these shares were cancelled and replaced with equity awards based on the Company’s Common Stock, as described under “ Executive Compensation – Equity Compensation” above.

(7)
These shares will vest on December 16, 2015, assuming continued employment with the Company. In connection with the Spin-off, these shares were cancelled and replaced with equity awards based on the Company’s Common Stock, as described under “ Executive Compensation – Equity Compensation” above.

(8)
These shares will vest on December 16, 2016, assuming continued employment with the Company. In connection with the Spin-off, these shares were cancelled and replaced with equity awards based on the Company’s Common Stock, as described under “ Executive Compensation – Equity Compensation” above.

(9)
These shares will vest on December 16, 2017, assuming continued employment with the Company. In connection with the Spin-off, these shares were cancelled and replaced with equity awards based on the Company’s Common Stock, as described under “ Executive Compensation – Equity Compensation” above.

(10)	Mr. Bradshaw has served as the Company’s Executive Vice President and Chief Financial Officer since October 2012.

(11)
Ms. Goss served as the Company’s Chief Financial Officer and Vice President until October 2011 when she was reassigned to the position of Vice President-Finance. Ms. Goss served as Senior Vice President—Finance and Chief Accounting Officer from October 2012 to May 31, 2013. Ms. Goss ceased to be an employee of the Company effective May 31, 2013. See “—Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control” for a description of Ms. Goss’s separation and consulting agreement.

(12)
As a result of Ms. Goss’s resignation, shares and options issued to Ms. Goss as replacement equity in the Spin-off vested under the terms of Ms. Goss’s separation and consulting agreement upon the termination of her employment on May 31, 2013 and will remain exercisable through the ninetieth (90th) day after the end of her consulting arrangement with the Company. Absent earlier termination by the Company or Ms. Goss, the consulting arrangement with the Company shall terminate on November 30, 2013. See “—Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control” for a description of Ms. Goss’s separation and consulting agreement.

(13)	Mr. Van de Vuurst served as the Company’s Chief Operating Officer from February 2011 through September 2012.

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Non-Qualified Deferred Compensation
A non-qualified deferred compensation plan (the “Deferred Compensation Plan”) was established by SEACOR and provides non-employee directors and a select group of highly compensated employees (including, prior to the Spin-off, the Company’s named executive officers) the ability to defer receipt of up to 75% of their cash base salary, up to 100% of their cash bonus and up to 100% of their vested restricted stock for each fiscal year. Each participant’s compensation deferrals are credited to a bookkeeping account and, subject to certain restrictions, each participant may elect to have their cash deferrals in such account indexed against one or more investment options, solely for purposes of determining amounts payable for earnings or losses under the Deferred Compensation Plan (however, the terms of the plan do not require SEACOR to invest any deferred amounts in the selected investment options as long as the return is paid). Participants may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), on a date specified by the participant or, if earlier, upon a separation from service or upon a change of control. All distributions to participants following a separation from service must be in the form of a lump sum, except if such separation qualifies as “retirement” under the terms of the Deferred Compensation Plan, in which case it may be paid in installments if previously elected by the participant. Distributions to “Key Employees” upon a separation from service (other than due to death) will not commence until at least six months after the separation from service. Participants are always 100% vested in the amounts that they contribute to their Deferred Compensation Plan accounts. SEACOR, at its option, may contribute amounts to participants’ accounts, which may be subject to vesting requirements. The Company has not as of yet adopted its own non-qualified deferred compensation plan.
401(k) Plan
Era maintains a qualified 401(k) savings plan which allows executives to defer from 1% of cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. The terms of the plan permit Era to make discretionary contributions from time to time. Participants are always vested in their own contributions to the plan and are fully vested in Era contributions generally after five years of service.
Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control
The named executive officers do not have employment, severance or change-of-control agreements with the Company.
As of December 31, 2012, the Company’s named executive officers would not have received any payments upon a change of control of the Company or SEACOR.
Prior to the Spin-off, the Company was a subsidiary of SEACOR, and as a result all bonuses paid and equity compensation paid or payable to the Company’s named executive officers in 2012 were in connection with SEACOR bonus arrangements or in respect of SEACOR stock, and therefore amounts payable upon termination or change of control were tied to SEACOR’s executive compensation practices and bonus and equity plans.
Under each of SEACOR’s equity plans, stock options and restricted stock are payable or vest upon the death, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change in control,” however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.” It has been SEACOR’s practice to also accelerate the payment of outstanding cash bonuses in similar circumstances, but it is under no contractual obligation to do so.
As employees of a subsidiary of SEACOR, as of December 31, 2012, Messrs. Fabrikant, Gustafson and Bradshaw and Ms. Goss would have received $308,509, $60,000, $10,000 and $49,361, respectively, in bonus awards; and $2,983,280, $1,005,600, $419,000 and $100,560, respectively, in stock awards, and Mr. Fabrikant and Ms. Goss would have received $947,655, and $40,466, respectively, in option awards, in each case, upon their respective death, disability, qualified retirement, termination without “cause” or “change in control” of SEACOR.
The bonus award amounts represent the total of all remaining annual installments of bonus payments yet to be paid by SEACOR as of December 31, 2012. The stock award amounts reflect the closing price of the SEACOR common stock as of December 31, 2012, which was $83.80 for unvested shares. The option award amounts reflect the accumulated value based on the difference between strike prices and the closing price of the SEACOR common stock on December 31, 2012, which was $83.80 for unvested options and do not include options to purchase SEACOR common stock with strike prices greater than $83.80.
Separation Agreement with Robert Van de Vuurst.
On September 30, 2012, the Company entered into a Separation and Consulting Agreement with Mr. Van de Vuurst pursuant to which Mr. Van de Vuurst ceased to be an employee as of October 1, 2012. The Separation and Consulting Agreement provided Mr. Van de Vuurst with a severance payment of $83,000 on December 31, 2012 and $51,281 representing a bonus related to his performance in 2012, paid within 30 days of his termination. Following the delivery of a claims release by Mr. Van de Vuurst to the Company, all of Mr. Van de Vuurst’s SEACOR restricted stock not previously vested became vested and non-

forfeitable, and all of Mr. Van de Vuurst’s options to purchase SEACOR shares not previously vested became vested and exercisable, and remained exercisable through June 2013.
Under the terms of the Separation and Consulting Agreement, Mr. Van de Vuurst continued to serve as a consultant to the Company on an as- needed basis regarding the Company’s business and operations and the transition of duties from October 1, 2012 to March 30, 2013. Mr. Van de Vuurst received a consulting fee of $25,000 per month for these consulting services. Payments made to Mr. Van de Vuurst pursuant to his Separation and Consulting Agreement were subject to his compliance with certain covenants on nondisclosure of Era information, non-disparagement and non-competition.
Separation Agreement with Anna Goss.
On February 27, 2013, the Company entered into a Separation and Consulting Agreement with Ms. Goss pursuant to which Ms. Goss ceased to be an employee as of May 31, 2013 (the “Separation Date”). The Separation and Consulting Agreement provided Ms. Goss with the following principal severance benefits: (i) after the Separation Date, within seven (7) days of execution and delivery of a customary release (the “Release Effective Date”), Ms. Goss received an aggregate lump sum cash severance payment of $339,986; (ii) a cash payment in respect of accrued but unused vacation time through the Separation Date; and (iii) Ms. Goss’s SEACOR restricted stock not previously vested became vested and non-forfeitable, and all of Ms. Goss’s options to purchase the Company’s shares not previously vested became vested and exercisable, and remain exercisable through the ninetieth (90th) day after the end of the Consulting Period (as defined below). In addition, Ms. Goss will be entitled to receive, upon termination of the Consulting Period, $16,542 in cash, representing a bonus related to her performance in 2011.
Under the terms of the Separation and Consulting Agreement and unless earlier terminated upon written notice by the Company or Ms. Goss, Ms. Goss will continue to serve as a consultant to the Company on an as- needed basis regarding its business and operations and the transition of her duties from June 1, 2013 to November 30, 2013 (the “Consulting Period”). For these services, Ms. Goss will receive a consulting fee of (i) $17,500 per month through August 31, 2013 and (ii) $9,000 per month during the balance of the Consulting Period. Payments made to Ms. Goss pursuant to her Separation and Consulting Agreement are subject to her compliance with certain covenants on nondisclosure of Company information, non-disparagement and non‑competition.
Share Incentive Plan
In connection with the Spin-off, the Company adopted the 2012 Share Incentive Plan. The Board is asking stockholders to approve the 2012 Share Incentive Plan. See “PROPOSAL NO. 3 – APPROVAL OF THE ERA GROUP INC. 2012 SHARE INCENTIVE PLAN.”
Management Incentive Plan
In connection with the Spin-off, the Company adopted the Era Group Inc. Management Incentive Plan. The Board is asking stockholders to approve the Era Group Inc. Management Incentive Plan. See “PROPOSAL NO. 2 – APPROVAL OF THE ERA GROUP INC. MANAGEMENT INCENTIVE PLAN.”
Employee Stock Purchase Plan
The Company established an employee stock purchase plan following the completion of the Spin-off.

RELATED PERSON TRANSACTIONS
Related Person Transactions Policy
The Company established a written policy for the review and approval or ratification of transactions with related persons (the “Related Person Transactions Policy”) to assist the Company in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees) and employment by the Company of an immediate family member of a Related Person or a change in the material terms or conditions of employment of such an individual.
The Related Person Transactions Policy supplements the Company’s other conflict of interest policies set forth in its Corporate Governance Guidelines, its Company’s Code of Conduct and Business and Ethics and its other internal procedures. A summary description of the Related Person Transactions Policy is set forth below.
For purposes of the Related Person Transactions Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of each of their respective Immediate Families (as defined in the Related Person Transactions Policy).
The Related Person Transactions Policy provides that Transactions must be approved or ratified by the Board. The Board delegates to the Audit Committee the review and, when appropriate, the approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the Related Person will be excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the transaction is fair and reasonable to the Company.
Whether a Related Person’s interest in a Transaction is material or not will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Person’s interest in the Transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In administering this Related Person Transaction Policy, the Board or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by the Company’s management.
The following factors will be taken into consideration in determining whether to approve or ratify a Transaction with a Related Person:

i.	the Related Person’s relationship to the Company and their interest in the Transaction;

ii.	the material facts of the Transaction, including the proposed aggregate value of such Transaction;

iii.	the materiality of the Transaction to the Related Person and the Company, including the dollar value of the Transaction, without regard to profit or loss;

iv.	the business purpose for and reasonableness of the Transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the Transaction;

v.	whether the Transaction is comparable to an arrangement that could be available on an arms-length basis and is on terms that are generally available;

vi.	whether the Transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

vii.
the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The following arrangements will not generally give rise to transactions with a Related Person for purposes of the Related Person Transactions Policy given their nature, size and/or degree of significance to the Company:

i.
use of property, equipment or other assets owned or provided by the Company, including helicopters, vehicles, housing and computer or telephonic equipment, by a Related Person primarily for the Company’s business purposes where the value of any personal use during the course of a year is less than $10,000;

ii.
reimbursement of business expenses incurred by a director or executive officer in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;

iii.	compensation arrangements for non-employee directors for their services as such that have been approved by the Board or a committee thereof;

iv.
compensation arrangements, including base pay and bonuses (whether in the form of cash or equity awards), for employees or consultants (other than a director or nominee for election as a director) for their services as such that have been approved by the Compensation Committee and employee benefits regularly provided under plans and programs generally available to employees; however, personal benefits from the use of our-owned or provided assets (“Perquisites”), including but not limited to personal use of our-owned or provided helicopters and housing, not used primarily for the Company’s business purposes may give rise to a transaction with a Related Person;

v.
a transaction where the rates or charges involved are determined by competitive bids or involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

vi.	a transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Certain Relationships and Related Party Transactions
Agreements between SEACOR and Era Relating to the Spin-off
The Company was acquired by SEACOR in 2004 and conducted its business as SEACOR’s Aviation Services segment. Prior to the Spin-off, all of the shares of the Company’s issued and outstanding capital stock were owned by SEACOR. Following completion of the Spin-off, SEACOR does not own any shares of the Common Stock.
In order to govern certain ongoing relationships between SEACOR and the Company following the Spin-off, SEACOR and the Company entered into agreements pursuant to which certain services and rights are provided for and in which SEACOR and the Company have agreed to indemnify each other against certain liabilities arising from the Company’s respective businesses. The following is a summary of the terms of the material agreements the Company has entered into with SEACOR.
Distribution Agreement
The Company entered into the Distribution Agreement with SEACOR in connection with the Spin-off. The Distribution Agreement sets forth the agreements between the Company and SEACOR regarding the principal transactions that were necessary to separate the Company from SEACOR. It also sets forth other agreements that govern certain aspects of the Company’s relationship with SEACOR following the Spin-off.
Except for matters covered by the Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Series B Preferred Stock Exchange Agreement and the other arms-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, between the Company and its subsidiaries and other affiliates, on the one hand, and SEACOR and its subsidiaries and other affiliates (other than the Company and its affiliates), on the other hand, terminated as of January 31, 2013, the date of the Spin-off.
In general, neither the Company nor SEACOR made any representations or warranties regarding the transactions covered by the Distribution Agreement or the respective businesses, assets, liabilities, condition or prospects of SEACOR or the Company.
Distribution. On the date upon which the Spin-off was completed, SEACOR distributed to its stockholders one share of the Common Stock for every share of SEACOR common stock held by SEACOR stockholders.
Removal of Guarantees and Releases from Liabilities. The Distribution Agreement provided for any removal of guarantees that were necessary in advance of the Spin-off of Era from SEACOR. Each of the Company and SEACOR generally were required to use commercially reasonable efforts to obtain such removal of guarantees, if any. The Distribution Agreement also provided for the settlement or extinguishment of certain liabilities and other obligations between the Company and SEACOR, if any.
Release of Claims. The Company agreed to broad releases pursuant to which the Company released SEACOR and its affiliates, successors and assigns from, and indemnify and hold harmless all such persons against and from, any claims against any of them that arose out of or related to the management of the Company’s business and affairs on or prior to the completion of the Spin-off.
Indemnification. The Company and SEACOR agreed to indemnify each other and each of the Company’s and SEACOR’s respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives against certain liabilities in connection with the Spin-off, all liabilities to the extent relating to or arising out of the Company’s or SEACOR’s respective business as conducted at any time, and any breach by such company of the Distribution Agreement.
Exchange of Information. The Company and SEACOR agreed to provide each other with information relating to the other party or the conduct of its business prior to the Spin-off, and information reasonably necessary to prepare financial statements and any reports or filings to be made with any governmental authority. The Company and SEACOR also agreed to retain such information in accordance with the Company’s and their respective record retention policies as in effect on the date of the Distribution Agreement and to afford each other access to former and current representatives as witnesses or records as reasonably required in connection with any relevant litigation.
Further Assurances. The Company and SEACOR agreed to take all actions reasonably necessary or desirable to consummate and make effective the transactions contemplated by the Distribution Agreement and the ancillary agreements related thereto, including using commercially reasonable efforts to promptly obtain all consents and approvals, to enter into all agreements and to make all filings and applications that were required for the consummation of such transactions.
Amended and Restated Transition Services Agreement
Prior to the Spin-off, SEACOR provided the Company with a number of support services, including payroll processing, information systems support, benefit plan management, cash disbursement support, cash receipt processing and treasury management pursuant to the terms of the Transition Services Agreement. Prior to the Spin-off, the Company and SEACOR entered into an Amended and Restated Transition Services Agreement, pursuant to which SEACOR will continue to provide the Company with these services on an interim basis to help ensure an orderly transition following the Spin‑off. SEACOR has no obligation to provide additional services.
Under the Amended and Restated Transition Services Agreement, SEACOR provides the Company with the services described above in a manner historically provided to the Company by SEACOR during the 12 months prior to the date of the agreement, and the Company will use such services for substantially the same purposes and substantially the same manner as the Company used them during such 12 month period.
Amounts payable for services provided under the Amended and Restated Transition Services Agreement are calculated on a fixed-fee basis, with the Amended and Restated Transition Services Agreement specifying fixed fees for each category of services described therein. Initially, the Company expects to pay SEACOR an aggregate annualized fee of $3.4 million for the services provided under the Amended and Restated Transition Services Agreement. As the Company transitions the functions covered by the Amended and Restated Transition Services Agreement to the Company over the two year term of the agreement, the amount paid to SEACOR will be reduced by the fee related to that respective support function.
The Company is responsible for its own transition-related costs and expenses (e.g., for the Company to procure its own IT infrastructure) and certain costs and expenses incurred by SEACOR to transfer software licenses to the Company, including (i) transfer fees charged by third party software licensors and (ii) unamortized SEACOR costs and expenses to procure and deploy the software being transferred to the Company.
Subject to limited exceptions, each of the Company and SEACOR agreed to limit its liability to the other in respect of causes of action arising under the agreement. In addition, the Company has agreed to indemnify SEACOR against third party claims stemming from the Company’s (i) failure to fulfill obligations under the agreement and (ii) infringement of the intellectual property of any third party; provided that the Company will not be required to indemnify SEACOR for losses resulting from SEACOR’s willful misconduct, bad faith or gross negligence. SEACOR has agreed to indemnify the Company against third party claims stemming from SEACOR’s (i) failure to fulfill its confidentiality obligations as set forth in the Transition Services Agreement and (ii) infringement of the intellectual property of any third party; provided that SEACOR will not be required to indemnify the Company for losses resulting from the Company’s willful misconduct, bad faith or gross negligence.
Pursuant to the Amended and Restated Transition Services Agreement, each of the Company and SEACOR have agreed to customary confidentiality agreements regarding any confidential information of the other party received in the course of performance of the services.
The Amended and Restated Transition Services Agreement will continue in effect for two years following the completion of the Spin-off. In the event that the Company defaults under the agreement, SEACOR may, in addition or as an alternative to terminating the agreement, declare immediately due and payable all sums for which the Company is liable under the agreement or suspend the agreement and decline to continue to perform any of its obligations thereunder. In the event SEACOR outsources its functions or resources used by SEACOR to provide the Company services under the Amended and Restated Transition Services Agreement, SEACOR will have the option, but not the obligation, to transition the Company along with SEACOR to the new outsourced solution. If SEACOR opts not to transition the Company to the new SEACOR outsourced solution, SEACOR may opt to stop providing the Company these outsourced services upon 90 days’ notice.
Employee Matters Agreement
Prior to the Spin-off, the Company entered into the Employee Matters Agreement with SEACOR. The Employee Matters Agreement allocates liabilities and responsibilities between the Company and SEACOR relating to employee compensation and benefit plans and programs, including the treatment of retirement and health plans, equity incentive and employee stock purchase plans.
In general, the Employee Matters Agreement provided that the Company’s employees would participate in the Company’s equity incentive plans and would cease to participate in SEACOR’s equity incentive plans. The Company is responsible for all employment and benefit-related obligations and liabilities of the Company’s employees following the Spin-off.
Specific provisions of the Employee Matters Agreement include the following:

•
401(k) Plan. In connection with the Spin-off, the Company’s employees have ceased participating in the SEACOR 401(k) Plan, and the Company has established a replacement 401(k) plan for the benefit of the Company’s employees with substantially similar terms and conditions as the SEACOR 401(k) Plan. Account balances of the Company’s employees were transferred from the SEACOR 401(k) Plan to the Era Group 401(k) Plan in connection with the Spin-off.

•
Health and Welfare Plans. In connection with the Spin-off, the Company’s employees have ceased participating in the SEACOR health and welfare plans, and the Company has established health and welfare plans that mirror the SEACOR health and welfare plans for the benefit of the Company’s employees.

•
Employee Equity Plans. Prior to the Spin-off, the Company’s employees participated in the SEACOR Employee Share Purchase Plan (the “ESPP”). Pursuant to the terms of the ESPP, upon the effective date of the Spin-off, the Company’s employees ceased participating in the ESPP, and were repaid any contributions to the ESPP that were been used to purchase shares of SEACOR common stock. In connection with the Spin‑off, the Company has established a replacement employee stock purchase plan for the Company’s employees to purchase shares of the Common Stock.

Tax Matters Agreement
Prior to the Spin-off, the Company and SEACOR entered into the Tax Matters Agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. In general, liabilities for taxes attributable to the Company and its subsidiaries allocable to a tax period (or portion thereof) ending on or before the completion of the Spin-off were allocable to SEACOR (other than taxes of the Company’s foreign subsidiaries), and liabilities for taxes attributable to the Company and its subsidiaries allocable to a tax period (or portion thereof) beginning after the completion of the Spin-off are allocable to the Company. Taxes relating to or arising out of the failure of certain of the transactions described in the private letter ruling request and the opinion of tax counsel to qualify as a tax-free transaction for U.S. federal income tax purposes will be borne by SEACOR, except, in general, if such failure is attributable to the Company’s action or inaction or SEACOR’s action or inaction, as the case may be, or any event (or series of events) involving the Company’s assets or stock or the assets or stock of SEACOR, as the case may be, in which case the resulting liability will be borne in full by the Company or SEACOR, respectively.
The Company’s obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. Further, even if the Company is not responsible for tax liabilities of SEACOR and its subsidiaries under the Tax Matters Agreement, the Company nonetheless could be liable under applicable tax law for such liabilities if SEACOR were to fail to pay them. If the Company is required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.
The Tax Matters Agreement also contains restrictions on the Company’s ability (and the ability of any member of its group) to take actions that could cause the Spin-off to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes, including entering into, approving or allowing any transaction that results in a sale or other disposition of a substantial portion of the Company’s assets or stock and the liquidation or dissolution of the Company and certain of its subsidiaries. These restrictions will apply for the two-year period after the Spin-off, unless SEACOR obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Spin-off or certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes. Notwithstanding receipt of such ruling or opinion, in the event that such action causes the Spin-off or certain related transactions to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, the Company will continue to remain responsible for taxes arising therefrom.
Series B Preferred Stock Exchange Agreement
On December 18, 2012, the Company entered into the Series B Preferred Stock Exchange Agreement with SEACOR pursuant to which SEACOR transferred to the Company 500,000 shares of Series B preferred stock ($50.0 million in liquidation value) that it held in partial satisfaction for the benefit that SEACOR (and other SEACOR U.S. federal consolidated group members) will receive by applying U.S. federal net operating tax losses generated by the Company in 2012 against SEACOR group taxable income, currently estimated at approximately $50.0 million. The Company repurchased for $50.0 million in cash the remainder of the outstanding Series B preferred stock. Any adjustments to the Company’s estimate will generally be cash-settled pursuant to the Tax Matters Agreement upon the filing of SEACOR’s 2012 federal consolidated income tax return.
Capital and Cash Management Relationship with SEACOR
Prior to December 2011, the Company participated in a cash management program with SEACOR. On December 23, 2011, SEACOR recapitalized the Company in connection with the Company’s entry into a Revolving Credit Facility and the cash management program terminated. As part of the recapitalization, the Company issued 1,400,000 shares of the Company’s Series A preferred stock to SEACOR in exchange for $140.0 million of aggregate advances previously provided to the Company by SEACOR. The Series A Preferred Stock was exchanged for the Common Stock prior to the Spin-off and the Common Stock received in such exchange was distributed by SEACOR in the Spin-off. SEACOR also contributed an additional $180.0 million of capital to the Company in respect of additional prior advances. The Company settled all remaining outstanding advances from SEACOR through November 30, 2011 with a cash payment of $199.7 million to SEACOR on December 23, 2011. Advances from SEACOR for the period from December 1, 2011 through December 23, 2011 primarily consisted of capital expenditures on helicopters and were partially offset by SEACOR’s purchase of the Company’s 2011 tax operating loss benefit of $18.2 million, and were settled by the Company with a cash payment of $42.6 million to SEACOR on February 9, 2012. Prior to the Spin-off, SEACOR purchased 1.0 million shares of the Company’s Series B preferred stock, including 300,000 shares of the Company’s Series B preferred stock on June 8, 2012 and 700,000 shares of the Company’s Series B preferred stock on September 25, 2012, all of which was retired in the Series B Exchange. In connection with the Spin-off, the Company made a $5.0 million cash payment to SEACOR in respect of accrued but unpaid dividends on the Series B preferred stock. The Company used a portion of the proceeds from the issuance of the Series B preferred stock to repay borrowings under the Company’s Revolving Credit Facility originally incurred to finance the purchase of an EC225 helicopter and certain other equipment in order to maintain the Company’s compliance with its financial ratios. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources-Overview.”
Other Transactions with SEACOR
As part of a consolidated group prior to the Spin-off, certain of the Company’s compensation and administrative support costs and expenses were incurred by SEACOR and charged to the Company. These costs and expenses are included in both operating expenses and administrative and general expenses in the accompanying consolidated statements of operations. For the year ended December 31, 2012, these costs totaled $11.9 million.
SEACOR also incurred various corporate costs in connection with providing certain corporate services, including, but not limited to, executive oversight, risk management, legal, accounting and tax services. On December 30, 2011, the Company and SEACOR entered into an agreement for SEACOR to provide these services at a fixed rate of $2.0 million per annum beginning January 1, 2012. Costs the Company incurred for management fees from SEACOR are reported as SEACOR management fees in the Company’s consolidated statements of operations. This agreement was terminated in connection with the Spin-off.
As a subsidiary of SEACOR, the Company benefited from opportunities to cross-market its aviation services to SEACOR’s customers that required aviation support for their offshore oil and gas activities and opportunities to utilize the Company’s helicopters in support of emergency responses, such as the 2010 earthquake in Haiti. During 2012, the Company provided less than $0.1 million of aviation services to SEACOR under flight charter arrangements.
Mr. Charles Fabrikant, Chairman of the Board, is a director of Diamond Offshore Drilling, Inc. (Diamond), a customer of Era. The total amount earned by the Company from business conducted with Diamond did not exceed $1.0 million in the year ended December 31, 2012.
Indemnification Agreements
The Company has entered into indemnification agreements with each of the Company’s directors and executive officers. These agreements, among other things, require the Company to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Company, arising out of the person’s services as a director or executive officer.
Separation and Consulting Agreements
On September 30, 2012, the Company entered into a Separation and Consulting Agreement with Mr. Van de Vuurst pursuant to which Mr. Van de Vuurst ceased to be an employee as of October 1, 2012. On February 27, 2013, the Company entered into a Separation and Consulting Agreement with Ms. Goss pursuant to which Ms. Goss ceased to be an employee as of May 31, 2013. For a description of the terms of the Company’s agreements with Mr. Van de Vuurst and Ms. Goss, please see “— Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control.”

PROPOSAL NO. 2

APPROVAL OF THE MANAGEMENT INCENTIVE PLAN
The Company is asking stockholders to approve the adoption of the Era Group Inc. Management Incentive Plan (the “MIP”). On January 14, 2013, upon the recommendation of the Company’s Compensation Committee, the Board approved the MIP, and the Company also received approval of the MIP from SEACOR, then its sole stockholder, on that date. The MIP is now being submitted for stockholder approval in order to satisfy the "performance based compensation" exception of Section 162(m) of the Code. Generally, Section 162(m) denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. An exception applies to certain performance based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met.
If approved by the stockholders, the Company believes that incentive compensation opportunities granted under the MIP should qualify for the performance based compensation exception to Section 162(m) of the Code. The Compensation Committee recommended, and the Board adopted, the MIP because they both believe that the MIP promotes the Company’s financial interests, including growth, by (i) attracting and retaining officers and key executives of outstanding competence; (ii) motivating officers and key executives by means of performance-related incentives; and (iii) providing competitive incentive compensation opportunities.
The following paragraphs summarize the principal features of the MIP. This summary is qualified in its entirety by references to the full text of the MIP, which is attached hereto as Annex A.
Eligibility
Executive employees who are, or are expected to be, “covered employees” under Section 162(m) of the Code and other executive employees, selected in the sole discretion of the Compensation Committee, are eligible to participate in the MIP. It is expected that approximately ten (10) employees will be eligible to participate in the MIP.
Administration
The MIP will be administered by the Compensation Committee, consisting of not less than two members of the Board. Each member of the Compensation Committee must be an “outside director” as defined in Section 162(m) of the Code, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” under the NYSE listing standards. The Compensation Committee has the power to select employees to participate in the MIP, determine the size of awards under the MIP and make all necessary determinations under the MIP.
Performance Periods and Performance Goals
A participant may be designated as being eligible to receive an incentive cash bonus with respect to an annual performance period (“Annual Bonus”). The maximum Annual Bonus payable to any participant is $6 million. Unless otherwise determined by the Compensation Committee or the Board, the annual performance period will begin on January 1 of each calendar year and end on December 31 of that calendar year. Within 90 days after the beginning of each performance period, the Compensation Committee will establish specific performance goals for such annual performance period.
The performance goals are specific targets and objectives established by the Compensation Committee. These performance goals will primarily be based on the earnings before interest, taxes, depreciation, amortization and non-cash items of the Company, or any business or division thereof, but may also be based on one or more, individually or in combination, of the following objective performance measures: (i) revenue growth, (ii) earnings, (iii) operating income; (iv) pre- or after-tax income; (v) cash flow (before or after dividends); (vi) cash flow per share (before or after dividends); (vii) earnings per share; (viii) return on equity; (ix) return on capital (including return on total capital or return on invested capital); (x) cash flow return on investment; (xi) return on assets; (xii) economic value added (or an equivalent metric); (xiii) market share or penetration; (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels or expenses ratios; (xvii) employee satisfaction; (xviii) customer satisfaction; (xix) customer retention; (xx) rating agency ratings and (xxi) attainment of strategic and/or organizational development goals.
Performance goals may also be based on comparisons to the performance of other companies or an index covering multiple companies, measured by one or more of the foregoing performance measures.
As soon as reasonably practical following the completion of each annual performance period, the Compensation Committee shall confirm which of the applicable performance goals, if any, have been achieved and the amount of bonuses payable as a result. The evaluation of performance measures against the performance goals may (A) be adjusted consistent with exclusions or adjustments provided for in the Company’s financing agreements, or (B) exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including but not limited to changes in accounting standards or tax laws and the effects of non-operational or extraordinary items as defined by generally accepted accounting principles. The Annual Bonus shall be paid to each participant within a reasonable period of time after the end of the annual performance period.
The Compensation Committee may not increase any Annual Bonus payable. The Compensation Committee may, however, reduce or eliminate any Annual Bonus payable; provided, however, such action will not result in any increase in the amount of any Annual Bonus payable to any other MIP participant.
Authority
The Compensation Committee has the power to establish rules for its administration, including, without limitation, rules regarding the impact of employment termination during the performance period and prior to the date the Annual Bonus is paid.
Payment of Incentive Awards
The Annual Bonus will be paid to each participant within a reasonable period of time after the end of the performance period.
Amendment or Termination of MIP
The Company may amend, suspend or terminate the MIP at any time, subject to any shareholder approval requirements of Section 162(m) of the Code.
Federal Income Tax Consequences
Under present federal income tax law, participants will generally realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. The Company will generally receive a deduction for the amount constituting ordinary income to the participant, provided that the MIP satisfies the requirements of Section 162(m) of the Code, which limits the deductibility of non-performance related compensation paid to certain corporate executives, and otherwise satisfies the requirements for deductibility under federal income tax law.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MANAGEMENT INCENTIVE PLAN.

PROPOSAL NO. 3
APPROVAL OF THE ERA GROUP INC. 2012 SHARE INCENTIVE PLAN
The Company is asking stockholders to approve the adoption of the Era Group Inc. 2012 Share Incentive Plan (the “2012 Share Incentive Plan”). On January 14, 2013, upon the recommendation of the Compensation Committee, the Board approved the 2012 Share Incentive Plan, and the Company also received approval of the 2012 Share Incentive Plan from SEACOR, then its sole stockholder, on that date. The 2012 Share Incentive Plan is now being submitted for stockholder approval in order to satisfy the "performance based compensation" exception of Section 162(m) of the Code for certain awards that may be granted under the 2012 Share Incentive Plan. Generally, Section 162(m) denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. An exception applies to certain performance based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met.
If approved by the stockholders, the Company believes that incentive compensation opportunities granted under the 2012 Share Incentive Plan should qualify for the performance based compensation exception to Section 162(m) of the Code. The 2012 Share Incentive Plan was established to provide incentives that attract, retain and motivate highly competent persons as non-employee directors, officers and employees of, and consultants to, the Company and its subsidiaries and affiliates, and further align their interests with those of the Company’s other stockholders by providing them opportunities to acquire shares of the Common Stock or to receive monetary payments based on the value of such shares.
The following paragraphs summarize the principal features of the 2012 Share Incentive Plan. This summary is qualified in its entirety by references to the full text of the 2012 Share Incentive Plan, which is attached to this Proxy Statement as Annex B.
Shares Available
The maximum number of shares of Common Stock that may be delivered to participants under the 2012 Share Incentive Plan, subject to certain adjustments, is 4,000,000. In addition, any shares of Common Stock covered by a Benefit (defined below) granted under the 2012 Share Incentive Plan, which for any reason is cancelled, forfeited or expires or, in the case of a Benefit other than a stock option, is settled in cash, shall again be available for Benefits under the 2012 Share Incentive Plan.
Administration
The 2012 Share Incentive Plan provides for administration by a committee of the Board appointed from among its members (the “Committee”), which is comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (1) “Non-Employee Directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (2) “outside directors” within the meaning of Treasury Regulation section 1.162-27(e)(3) under Section 162(m) of the Code. The Committee is authorized, subject to the provisions of the 2012 Share Incentive Plan, to establish such rules and regulations as it deems necessary for the proper administration of the 2012 Share Incentive Plan and to make such determinations and interpretations and to take such action in connection with the 2012 Share Incentive Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Committee’s powers are the authority to select non-employee directors, officers and other employees of, and consultants to, the Company and its subsidiaries to receive Benefits, and to determine the form, amount and other terms and conditions of Benefits. The Committee also has the power to modify or waive restrictions on Benefits, to amend Benefits and to grant extensions and accelerations of Benefits. The Board will act in lieu of the Committee with respect to Benefits made to non-employee directors under the 2012 Share Incentive Plan.
Eligibility For Participation
Non-employee directors, officers and employees of, and consultants to, the Company or any of its subsidiaries and affiliates are eligible to participate in the 2012 Share Incentive Plan. The selection of participants from eligible persons is within the discretion of the Committee.
Types Of Benefits
The 2012 Share Incentive Plan provides for the grant of any or all of the following types of benefits: (1) stock options, including non-qualified stock options and incentive stock options; (2) stock appreciation rights; (3) stock awards; (4) performance awards; and (5) restricted stock units (collectively, “Benefits”). Benefits may be granted singly, in combination, or in tandem as determined by the Committee. Stock awards, performance awards and restricted stock units may, as determined by the Committee in its discretion, constitute Performance-Based Awards (defined below) for certain executive officers under Section 162(m) of the Code.
Stock Options
Under the 2012 Share Incentive Plan, the Committee may grant awards in the form of non-qualified stock options or incentive stock options to purchase shares of common stock. A stock option granted as an incentive stock option will, to the extent it fails to qualify as an incentive stock option, be treated as a non-qualified stock option. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option’s exercise and vesting, and the exercise price of the option. The exercise price will not be less than 100% of the Fair Market Value (as defined in the 2012 Share Incentive Plan) of the Common Stock on the date the stock option is granted. The exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock then owned by the participant, by the withholding of shares of Common Stock for which a stock option is exercisable, or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 2012 Share Incentive Plan. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate. No stock option is exercisable later than 10 years (or, in the case of a holder of more than 10% of the equity of the Company, 5 years) after the date it is granted except in the event of a participant’s death, in which case, the exercise period of a non-qualified stock option may be extended but no later than one year after the participant’s death.
Stock Appreciation Rights (SARS)
The 2012 Share Incentive Plan authorizes the Committee to grant a SAR either in tandem with a stock option or independent of a stock option. A SAR is a right to receive a payment, in cash, common stock, or a combination thereof, equal to the excess of (x) the Fair Market Value, or other specified valuation, of a specified number of shares of Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which shall not be less than Fair Market Value), of such shares of Common Stock on the date the right is granted, all as determined by the Committee. SARs granted under the 2012 Share Incentive Plan are subject to terms and conditions relating to exercisability that are similar to those imposed on stock options, and each SAR is subject to such terms and conditions as the Committee shall impose from time to time.
Stock Awards and Restricted Stock Awards
The Committee may, in its discretion, grant stock awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor. Stock awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the Company’s right to reacquire such shares for no consideration upon termination of the participant’s employment or service within specified periods, and may constitute Performance-Based Awards, as described below. Stock awards subject to forfeiture upon the occurrence of specified events are referred to as “Restricted Stock Awards.” The stock award will specify whether the participant will have, with respect to the shares of Common Stock subject to a stock award, all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares.
Performance Awards
The 2012 Share Incentive Plan allows for the grant of performance awards which may take the form of shares of Common Stock or Restricted Stock Units (defined below), or any combination thereof and which may constitute Performance-Based Awards. Such awards will be contingent upon the attainment, over a period to be determined by the Committee, of certain performance goals. The length of the performance period, the performance goals to be achieved and the measure of whether and to what degree such goals have been achieved will be determined by the Committee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may require or permit the deferral of, the receipt of performance awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.
Restricted Stock Units
The Committee may, in its discretion, grant Restricted Stock Units to participants, which may constitute Performance-Based Awards. A “Restricted Stock Unit” means a notional account representing one share of common stock. The Committee determines the criteria for the vesting of Restricted Stock Units and whether a participant granted a Restricted Stock Unit shall be entitled to Dividend Equivalent Rights (as defined in the 2012 Share Incentive Plan). Upon vesting of a Restricted Stock Unit, unless the Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment, shares of Common Stock representing the Restricted Stock Units will be distributed to the participant (unless the Committee, with the consent of the participant, provides for the payment of the Restricted Stock Units in cash, or partly in cash and partly in shares of Common Stock, equal to the value of the shares of Common Stock which would otherwise be distributed to the participant).
Performance-Based Awards
Certain Benefits granted under the 2012 Share Incentive Plan may be granted in a manner such that the Benefit qualifies for the performance-based compensation exemption to Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, either the vesting or the exercise of such Performance-Based Awards will be based upon achievement of hurdle rates and/or growth in one or more of the following business criteria: (1)net sales; (2)pre-tax income before allocation of corporate overhead and bonus; (3) budget; (4) earnings per share; (5) net income; (6) division, group or corporate financial goals; (7) return on stockholders’ equity; (8) return on assets; (9) attainment of strategic and operational initiatives; (10) appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities; (11) market share; (12) gross profits; (13) earnings before interest and taxes; (14) earnings before interest, taxes, depreciation and amortization; (15) economic value-added models and comparisons with various stock market indices; (16) reductions in costs; or (17) any combination of the foregoing. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing criteria. With respect to Performance-Based Awards, the Committee shall establish in writing (x) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (y) the individual participants or class of participants to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed). No Performance-Based Award shall be payable to, or vest with respect to, as the case may be, any participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.
Other Terms
In order to comply with the requirements of Section 162(m) of the Code, the maximum number of shares of Common Stock with respect to which Benefits may be granted or measured to any individual participant under the 2012 Share Incentive Plan during the term of the 2012 Share Incentive Plan, and the maximum number of shares of Common Stock with respect to which options and SARs may be granted to an individual participant under the 2012 Share Incentive Plan during any calendar year, subject to certain adjustments, may not exceed 30% of the maximum number of shares of Common Stock that may be delivered to participants under the 2012 Share Incentive Plan.
The 2012 Share Incentive Plan provides that Benefits may be transferred by will or the laws of descent and distribution. The Committee determines the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. In addition to the foregoing, the Committee may permit the transferability of a Benefit by a participant to certain members of the participant’s immediate family or trusts for the benefit of such persons or other entities owned by such persons.
Upon the grant of any Benefit under the 2012 Share Incentive Plan, the Committee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the Plan. The Committee reserves the right to amend, suspend or terminate the 2012 Share Incentive Plan at any time. However, no amendment may be made without approval of the stockholders of the Company if the amendment will:  (i) increase the aggregate number of Shares of Common Stock that may be delivered through Stock Options under the Plan; (ii) increase the maximum amounts which can be paid to an individual participant under the Plan; (iii) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (iv) modify the requirements as to eligibility for participation in the Plan.
The 2012 Share Incentive Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of Shares, exchange of Shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company. In addition, if there is a Change in Control (as defined in the Plan) of the Company, Benefits that have not vested or become exercisable at the time of such Change in Control will immediately vest and become exercisable and all performance targets relating to such Benefits will be deemed to have been satisfied as of the time of such Change in Control; provided, however, that:  (i) any spin-off of a division or subsidiary of the Company to its stockholders, and (ii) any event that would otherwise constitute a Change in Control that the Board determines, in its sole discretion, not to be a Change in Control for purposes of the Plan, will not constitute a Change in Control. Furthermore, the Committee, in its sole discretion, may determine upon the occurrence of a Change in Control (without regard to any contrary determination by the Board) that each Benefit outstanding will terminate and each holder will receive:  (i) an amount equal to the excess of the Fair Market Value of such Shares of Common Stock that are subject to Stock Options or SARs and that are then vested, over the exercise price thereof, and (ii) the Fair Market Value of Shares of Common Stock that are subject to a Stock Award or Stock Unit and that are then vested. Such amounts, in either case, may be paid in cash, property or a combination thereof.
The Committee may grant Benefits to participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted, and no action may be taken which would violate the Exchange Act, the Code or any other applicable law.

Certain Federal Income Tax Consequences
The statements in the following paragraphs of the principal U.S. federal income tax consequences of Benefits under the 2012 Share Incentive Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary. The following is not to be considered as tax advice to any persons who may be participants in the 2012 Share Incentive Plan, and any such persons are advised to consult with their own tax counsel. Neither the Company nor the administrator are in a position to assure any particular tax result.
Non-Qualified Stock Options And Stock Appreciation Rights
A participant who receives a non-qualified stock option or a SAR will not recognize any taxable income upon the grant of such non-qualified stock option or SAR. However, the participant generally will recognize ordinary income upon exercise of a non-qualified stock option in an amount equal to the excess of the Fair Market Value of the shares of Common Stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of a SAR, the participant generally will recognize ordinary income in an amount equal to the sum of the cash and the Fair Market Value of the shares received. The ordinary income recognized with respect to the receipt of shares or cash upon exercise of a non-qualified stock option or SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a SAR for shares or upon the exercise of a non-qualified stock option, the Company may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the participant or by the participant tendering other shares owned by him or her, valued at their Fair Market Value as of the date that the tax withholding obligation arises. A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the participant with respect to his or her non-qualified stock option or SAR, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply. If a participant exercises a non-qualified stock option by delivering shares of common stock, the participant will not recognize gain or loss with respect to the exchange of such shares, even if their then Fair Market Value is different from the participant’s tax basis. The participant, however, will be taxed as described above with respect to the exercise of the non-qualified stock option as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction.
Incentive Stock Options
A participant does not recognize ordinary taxable income when an incentive stock option is granted or exercised. However, the excess of the Fair Market Value of the underlying shares of Common Stock over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired shares of Common Stock for more than two years following the date of the option grant and more than one year after the date of exercise, the difference between the sale price and exercise price is taxed as long-term capital gain or loss. If the participant sells the acquired shares before the end of the two-year and one-year holding periods, he or she generally recognizes ordinary income at the time of sale equal to the Fair Market Value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain is capital gain.
Restricted Stock
In general, a participant does not recognize taxable income upon the grant of Restricted Stock. Instead, the participant recognizes ordinary income at the time of vesting equal to the Fair Market Value of the shares (or cash) received minus any purchase price paid for the Restricted Stock. Any subsequent gain or loss is capital gain or loss. However, a participant may instead elect to be taxed at the time of grant. If the participant makes such an election, upon subsequent sale of the shares of Common Stock, any additional gain or loss is capital gain or loss.
Other Stock-Based Benefits
The tax consequences associated with other stock-based Benefits will vary depending on the specific terms of such Benefits. Among the relevant factors are whether or not the other stock-based Benefit has a readily ascertainable Fair Market Value, whether or not the Benefit is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received under the Benefit and the tax basis for the Benefit.
Section 409A of the Code
Section 409A of the Code, which was enacted in 2004, treats certain Benefits as "non-qualified deferred compensation." If a Benefit is treated as "non-qualified deferred compensation" and the Benefit does not comply with or is not exempt from Section 409A of the Code, Section 409A may impose additional taxes, interest and penalties on the participant. Neither the Company nor the administrator is obligated to ensure that Benefits comply with Code Section 409A or to take any actions to ensure such compliance.

Tax Effect for the Company
The Company generally receives a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to certain award holders, including pursuant to Section 162(m) and Section 280G of the Code.
Other Awards
With respect to other Benefits under the 2012 Share Incentive Plan that are settled either in cash or in shares of Common Stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), participants generally will recognize ordinary income equal to the amount of cash or the fair market value of the Common Stock received. With respect to Benefits under the 2012 Share Incentive Plan that are settled in shares of Common Stock that are restricted to transferability and subject to a substantial risk of forfeiture absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a “Section 83(b) election”), an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Common Stock as of that date over the price paid for such award, if any. The ordinary income recognized with respect to the receipt of cash, shares of Common Stock or other property under the 2012 Share Incentive Plan will be subject to both wage withholding and other employment taxes. The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the participant, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.
Dividends And Dividend Equivalents
To the extent Benefits under the 2012 Share Incentive Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the 2012 Share Incentive Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents.
Change In Control
In general, if the total amount of payments to an individual that are contingent upon a “change in control” of the Company (as defined in Section 280G of the Code), including payments under the 2012 Share Incentive Plan that vest upon a “change in control,” equals or exceeds three times the individual’s “base amount” (generally, such individual’s average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as “parachute payments” under the Code, in which case a portion of such payments would be non-deductible to the Company and the individual would be subject to a 20% excise tax on such portion of the payments.
Certain Limitations On Deductibility Of Executive Compensation
With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a non-qualified stock option or SAR). One such exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. If approved by its stockholders, the Company believes that Stock Options, SARs and Performance-Based Awards granted under the 2012 Share Incentive Plan should qualify for the performance-based compensation exception to Section 162(m) of the Code; provided, however, that Performance-Based Awards granted after the Company’s 2013 Annual Meeting of Stockholders will only qualify for such exception if the 2012 Share Incentive Plan (or a successor thereto) is reapproved by the Company’s stockholder at or prior to such meeting.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE 2012 SHARE INCENTIVE PLAN.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends that stockholders ratify the appointment of Ernst & Young LLP (“Ernst & Young”), independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2013. The appointment of Ernst & Young was recommended to the Board by its Audit Committee. Because the Company became an independent company on January 31, 2013 following the completion of the Spin-off, SEACOR’s audit committee appointed its independent registered public accounting firm for the fiscal year ended December 31, 2012.
Representatives of Ernst & Young will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Meeting.
The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting is required to ratify the appointment of Ernst & Young.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by Ernst & Young for the years ended December 31 were as follows:

Fees	2012	2011
Audit Fees	$435,250	$1,175,539
Audit-Related Fees	4,900	20,193
Tax Fees	92,982	21,875
All Other Fees	—	—
Total	$533,132	$1,217,607
Audit Fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and services provided in connection with other statutory or regulatory filings. Audit-Related Fees represent fees for professional services provided in consulting on interpretations and application of FASB pronouncements and SEC regulations. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States.
The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of Ernst & Young. All of the services described in the foregoing table were approved by Era’s Audit Committee in a manner consistent with that committee’s policies and pre-approval process.
Pre-approval Policy for Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit services, audit-related services, and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the committee is expected to annually review and approve a list of specific services and categories of services, including audit, audit related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and cost levels. Any service not included in the approved list of services or any modification to previously approved services, including changes in fees, must be specifically preapproved by the Audit Committee. Where proposed additions or modifications relate to tax and all other non-audit services to be provided by the independent registered public accounting firm, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to the members of the Audit Committee, to review and if appropriate approve in advance, any request by the independent registered public accounting firm to provide tax and/or all other non-audit services.

OTHER MATTERS
Other Actions at the Meeting
The Board does not intend to present any other matter at the Meeting. The Board has not been informed that any other person intends to present any other matter for action at the Meeting. If any other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.
ANNUAL REPORT
A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2012, accompanies this Proxy Statement and should be read in conjunction herewith.
STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTORS
The Bylaws establish an advance notice procedure with regard to submission of a proposal of business or the nomination (other than by or at the direction of the Board or a committee thereof) of candidates for election as directors (the “Nomination Procedure”). Only persons who are nominated by the Board, a committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. To be timely, notice by a stockholder of any proposal or nomination to be brought before the Meeting must have been provided not later than the close of business on July 25, 2013, and the notice must have contained the following information: (A) as to the stockholder giving the notice on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Company’s most recent stockholder lists, of the stockholder proposing such proposal, (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder, (iii) any option, warrant, convertible security, stock appreciation right or other similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of capital stock of the Company that is owned by the stockholder and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of stock of the Company, (iv) any proxy, contract or other arrangement pursuant to which the stockholder has a right to vote or has granted a right to vote any shares of any security of the Company, (v) any interest in any security of the Company, through contract, understanding or other arrangement or otherwise, under which the stockholder can profit or share in any profit derived from any decrease in the value of such security, (vi) any rights to dividends on the shares of the Company that are separable from the underlying shares of the Company, (vii) any proportionate interest in shares of the Company or derivative instruments held by a partnership, limited liability company or similar entity in which the stockholder is a general partner, manager or managing member or directly or indirectly owns an interest in a general partner, manager or managing member, (viii) any performance-related fees that the stockholder is entitled to based on any increase or decrease in the value of the shares of the Company or derivative instruments, if any, (ix) any arrangements, rights or other interests described in clauses (iii) through (viii) held by members of such stockholders immediate family sharing the same household, (x) a representation that the stockholder intends to attend the meeting in person or by proxy to nominate the person(s) named or propose the business specified and whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee(s), or otherwise to solicit proxies from stockholders in support of such proposal or nomination, (xi) a certification regarding whether such stockholder has complied with all applicable legal requirements in connection with such stockholder’s acquisition of securities of the Company and/or the stockholder’s acts or omissions as a stockholder of the Company, and (xii) any other information that would be required to be disclosed in any filings required to be made in connection with solicitation of the relevant proxies and any other information reasonably requested by the Company; (B) as to any other business that the stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be transacted (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, and any material interest of the  stockholder in such business, and (ii) a description of all agreements, arrangements and understandings between the stockholder and any other  persons (including their names) in connection with the proposal of such business; and (C) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (ii) a description of all agreements, arrangements and understandings between the stockholder and any other persons in connection with the nomination of such person for election as a director, and (iii) a description of all compensation and other material monetary agreements or other arrangements during the past three years, and any other material relationships, between or among the stockholder and  any affiliates or associates, on the one hand, and each proposed nominee and any affiliates or associates, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if such stockholder were the “registrant” and the nominee were a director or executive officer of such registrant for purposes of Item 404.
Any stockholder who desires to propose any matter at an annual meeting of stockholders shall, in addition to the aforementioned requirements described in clauses (A) through (C), comply in all material respects with the content and procedural requirements of Rule 14a-8 of Regulation 14A under the Exchange Act, irrespective of whether the Company is then subject to such rule or said act. The presiding officer of the meeting may refuse to acknowledge nomination of any person not made in compliance with the Nomination Procedure.
Although the Bylaws do not empower the Board with the right to approve or disapprove of stockholder nominations for the election of directors or any other business properly brought by the Company’s stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of the Company.
STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
Proposals that stockholders believe should be voted upon at the Company’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. Stockholder proposals for the 2014 Annual Meeting of Stockholders must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by the Company on or before August 5, 2014, to be eligible for inclusion in the proxy statement and proxy card relating to the 2014 Annual Meeting of Stockholders pursuant to Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: Corporate Secretary, Era Group Inc., 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.
As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Section 1.12 of the Bylaws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company, not earlier than the close of business on the one hundred twentieth (120th) day nor later than the close of business on the ninetieth (90th) day prior to the first anniversary date of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, then, to be considered timely, notice by the stockholders must be received not earlier than the close of business on the one hundred twentieth (120th) day nor later than the close of business on the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

For the Board of Directors,

Shefali Shah Corporate Secretary

 IMPORTANT VOTING INFORMATION
As a result of recent rule changes, your broker is not permitted to vote on your behalf on the election of directors, approval of the Era Group Inc. Management Incentive Plan, approval of the Era Group Inc. 2012 Share Incentive Plan and other matters to be considered at the Meeting (except on ratification of the selection of Ernst & Young LLP as auditors for 2013), unless you provide specific instructions by completing and returning the Voting Instruction. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Meeting.
Your Participation in Voting the Shares You Own is Important
Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that the Company applies in the election of directors. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. The Company hopes you will exercise your rights and fully participate as a stockholder in the Company's future.

More Information is Available
If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (“SEC”) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact the Company’s Investor Relations Department at Investor_Relations@eragroupinc.com.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 12, 2013

The proxy statement and annual report are available at www.eragroupinc.com (SEC Filings) and at www.eragroupincinvestors.com.